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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Veeco Instruments Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 18, 2020

2020 Annual Meeting of Stockholders

Dear Fellow Stockholder:

        It is my pleasure, on behalf of the Board of Directors of Veeco Instruments Inc., to invite you to attend our annual meeting of stockholders (the "Annual Meeting"), to be held on Thursday, May 7, 2020, at 8:30 a.m. Eastern Time, at 333 South Service Road, Plainview, New York 11803.

        At the Annual Meeting, we will vote on:

          (1)   The election of three directors named in the attached proxy statement ("Proxy Statement") to hold office until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

          (2)   The ratification of KPMG LLP as Veeco's independent registered public accounting firm.

        We will also conduct a non-binding advisory vote to approve the compensation of the Company's named executive officers.

        We use the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the internet. We believe this expedites stockholder's receipt of proxy materials, lowers annual meeting costs and conserves natural resources. Thus, we are mailing to many stockholders a Notice of Internet Availability of Proxy Materials ("Notice"), rather than copies of the Proxy Statement and our 2019 Annual Report to Stockholders on Form 10-K. The Notice contains instructions on how to access the proxy materials online, vote online and obtain your copy of our proxy materials.

        Your vote is very important. I encourage you to sign and return your proxy card, or use telephone or internet voting prior to the Annual Meeting, so that your shares will be represented and voted at the meeting.

Sincerely,

William J. Miller, Ph.D.
 Chief Executive Officer

VEECO INSTRUMENTS INC.
NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	Thursday, May 7, 2020, 8:30 a.m., Eastern Time
PLACE:	333 South Service Road, Plainview, New York 11803
ITEMS OF BUSINESS:	1.	To elect three directors named in the Proxy Statement to hold office until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
	2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;
	3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020; and
	4.	To consider such other business as may properly come before the meeting.
WHO CAN VOTE:	You must be a stockholder of record at the close of business on March 10, 2020 to vote at the Annual Meeting.
INTERNET AVAILABILITY:
We are using the internet as our primary means of furnishing proxy materials to most of our stockholders. Rather than sending our stockholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the internet. This Proxy Statement and our 2019 Annual Report on Form 10-K are available free of charge at www.veeco.com.
PROXY VOTING:
We cordially invite you to participate in the Annual Meeting, either by attending and voting in person or by voting through other acceptable means. Your participation is important, regardless of the number of shares you own. You may vote by telephone, through the internet or by mailing your completed proxy card.
By order of the Veeco Instruments Inc. Board of Directors,
Kirk W. Mackey
Corporate Secretary
March 18, 2020
Plainview, New York

PROXY STATEMENT SUMMARY

        This summary highlights information relating to the items to be acted on at the Veeco Instruments Inc. ("Veeco" or the "Company") 2020 Annual Meeting of Stockholders. For additional information, please refer to the information and discussions contained in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the U.S. Securities and Exchange Commission on February 21, 2020 (the "Annual Report").

Voting Matters and Board Recommendations

Proposal	Required Vote	Board Vote Recommendation

Proposal 1 Election of three nominees named herein as directors.	Each nominee must receive a majority of the votes cast.	FOR each nominee

Proposal 2 Advisory vote to approve the compensation of our named executive officers, or "Say on Pay."	This non-binding proposal will be considered approved if more votes are cast in favor than against.	FOR

Proposal 3 Ratification of the appointment of our independent registered public accounting firm for 2020.	This proposal will be considered approved if more votes are cast in favor than against.	FOR

How to Vote

Via the Internet	By Telephone	By Mail	In Person

www.proxyvote.com	Call 1-800-776-9437 (U.S. domestic) 1-718-921-8500 (international)	Follow the instructions on your proxy/voting instruction card	Attend our Annual Meeting and vote by ballot

        Abstentions as to any matter are counted in determining the presence of a quorum at the Annual Meeting. They are not included in the vote count for election of directors. However, abstentions will affect the outcome of the votes on Proposals 2 and 3, each abstention being equivalent to a vote "against" the Proposals.

Summary of Information Regarding the Board of Directors

        Members of Veeco's Board of Directors ("Board of Directors" or the "Board") are listed below. Ms. Bayless and Messrs. Hunter and Simone have been nominated for re-election to the Board.

		Director		Committee Membership

Name	Age	since	Independent(1)	AC	CC	GC

Kathleen A. Bayless	63	2016	Yes	C/FE

Richard A. D'Amore	66	1990	Yes (Lead Independent Director)(2)		M

Gordon Hunter	68	2010	Yes		C	M

Keith D. Jackson	64	2012	Yes	M/FE		C

William J. Miller, Ph.D.	51	2018	No

John R. Peeler	65	2007	No

Mary Jane Raymond	59	2019	Yes

Peter J. Simone	72	2004	Yes	M/FE		M

Thomas St. Dennis	66	2016	Yes		M

(1)
Independence determined based on NASDAQ rules.

(2)
Mr. D'Amore, who the Board has determined to be independent, will be appointed to serve as Chairman of the Board effective as of the conclusion of the Company's Annual Meeting of Stockholders to be held on May 7, 2020. See Note (1) to the Corporate Governance Highlights table below, and discussion under the heading "Board Leadership Structure", for additional details.

AC—Audit Committee	C—Chairperson
CC—Compensation Committee GC—Governance Committee	M—Member FE—Audit Committee financial expert (as determined based on SEC rules)

Corporate Governance Highlights

Board and Other Governance Information	As of March 18, 2020

Size of Board as Nominated	8

Average Age of Director Nominees and Continuing Directors	64

Average Tenure of Director Nominees and Continuing Directors	8.1 years

Percentage of Continuing Directors and Nominees who are Independent	87.5%

Percentage of Directors who attended all Board Meetings	100%

Number of Director Nominees and Continuing Directors Who Serve on More Than Three Public Company Boards	0

Directors Subject to Stock Ownership Guidelines (3x annual cash retainers)	Yes

Annual Election of Directors	No

Voting Standard	Majority

Plurality Voting Carve-out for Contested Elections	Yes

Independent Chairman	No(1)

Lead Independent Director	Yes(1)

Independent Directors Meet Without Management Present	Yes

Annual Board, Committee and Individual Director Self-Evaluations, Including Use of External Governance Advisor at Least Every 3 Years	Yes

Annual Independent Director Evaluation of CEO	Yes

Risk Oversight by Full Board and Committees	Yes

Board Orientation/Education Program	Yes

Code of Conduct Applicable to Directors	Yes

Stockholder Ability to Call Special Meetings	50% of Outstanding Shares

Stockholder Ability to Act by Written Consent	No

Poison Pill	No

(1)
On March 2, 2020, the Board and Mr. Peeler, the Company's Chairman, mutually agreed that Mr. Peeler will resign his position as Chairman and Director of the Board, effective as of the conclusion of the Company's Annual Meeting of Stockholders to be held on May 7, 2020. Effective upon Mr. Peeler's retirement, the Board will appoint Mr. D'Amore, who the Board has determined to be independent, to serve as Chairman. The position of Lead Director will be discontinued as of this date and the roles of Chairman and Lead Director will be consolidated.

Executive Compensation Highlights

Here's What We Do...

        Pay for Performance.    We ensure that the compensation of our executives tracks the Company's performance and reflects our belief that the ratio of performance-based compensation to fixed compensation should increase with the level of the executive.

        Annual Say-on-Pay Vote.    We conduct an annual Say-on-Pay advisory vote.

        Peer Group Selection.    We review our compensation peer group annually, making adjustments as appropriate to ensure that our peers (1) operate in the semiconductor equipment and adjacent industry segments, (2) are neither excessively large or small, compared to Veeco, and (3) reflect a range of companies where Veeco is at or around the median from both a revenue and market cap perspective.

        Performance-based Long-Term Incentives.    The majority of the long-term incentives provided to our 2019 named executive officers ("NEOs", who are identified in the Summary Compensation Table in this Proxy Statement) is granted in the form of performance-based restricted stock units that feature a three-year performance period, are subject to 100% forfeiture and are earned based on the comparison of Veeco's total shareholder return to that of the Russell 2000 Index.

        Capped Award Payouts.    Cash payments earned under the annual Management Bonus Plan and earnings from performance-based restricted stock unit grants are capped at 2 and 6 times target, respectively.

        Stock Ownership Guidelines.    Our stock ownership guidelines require our NEOs and our Board of Directors to hold Veeco stock in a specified multiple of their base salaries or annual cash retainers. Our Chief Executive Officer ("CEO") is required to hold Veeco stock with a value equal to at least 6 times his base salary.

        Responsibly Administered Incentive Compensation Programs.    The Board, with support from Veeco management, has consistently exercised negative discretion where appropriate in the case of unintended consequences.

        Minimum Vesting.    Time-based equity awards feature vesting periods that range from 3 to 4 years, and our 2019 Stock Incentive Plan was amended to specify a 1-year minimum vesting period for equity awards.

        Stock Option Provisions.    Our 2019 Stock Incentive Plan prohibits the cash buyout of underwater stock options and the repricing of stock options without stockholder approval; the Company has not engaged in either of these practices.

        Double-Trigger Change in Control Arrangements.    Our policy requires both a change in control and termination of employment before change in control benefits are triggered.

        Clawback Policy.    All forms of incentive compensation and equity-based compensation awards are subject to recoupment and forfeiture in the event of a financial restatement due to fraud or intentional illegal conduct by an executive.

        Annual Bonus.    Amounts that can be earned under our annual incentive programs are based solely on performance against corporate financial and individual goals.

        Stockholder Engagement.    We routinely engage with stockholders and, as appropriate, with proxy advisory firms, to better understand their perspectives regarding executive compensation best practices, and we have incorporated many of these practices in our executive compensation programs.

Here's What We Don't Do...

        No Multi-Year Guarantees.    We do not offer multi-year guarantees for salary increases, bonuses or equity awards.

        No Overly Generous Change in Control Benefits.    We have used change in control protections sparingly and have limited cash payments to 1.5 to 2.0 times base salary and bonus.

        No Change in Control Severance Tax Gross-Ups.    We do not provide tax gross ups for benefits that may become payable in connection with a change in control.

        Hedging and Pledging Restrictions.    Our insider trading policy prohibits all employees and directors from hedging or pledging their Veeco shares.

        Limited Pension Benefits.    We do not maintain a defined benefit pension plan or a supplemental executive retirement plan. The Company's 401(k) savings plan is its only pension benefit.

        No Retirement Benefits.    We do not offer retirement health and welfare benefits to our employees.

        No Excessive Perquisites.    We do not provide executives with perquisites such as financial planning, corporate aircraft, etc.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information regarding the beneficial ownership of Veeco common stock as of March 10, 2020 (unless otherwise specified below) by (i) each person known by Veeco to own beneficially more than five percent of the outstanding shares of Veeco common stock, (ii) each director of Veeco, (iii) each NEO listed in the Summary Compensation Table in this Proxy Statement, together with an additional executive officer designated by the Board on March 2, 2020, and (iv) all executive officers and directors of Veeco as a group. Unless otherwise indicated, Veeco believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of Veeco common stock that each of them beneficially owns, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned(1)			Percentage of

	Shares	Options	Total	Total Shares Outstanding(1)

5% or Greater Stockholders:

BlackRock, Inc.(2)	7,357,204	—	7,357,204	15.0%

The Vanguard Group(3)	4,932,628	—	4,932,628	10.1%

Invesco Ltd.(4)	4,717,809	—	4,717,809	9.6%

Dimensional Fund Advisors LP(5)	2,941,210	—	2,941,210	6.0%

Directors:

Kathleen A. Bayless	27,559	—	27,559	*

Richard A. D'Amore	112,264	—	112,264	*

Gordon Hunter	45,923	—	45,923	*

Keith D. Jackson	42,123	—	42,123	*

William J. Miller, Ph.D.	192,115	117,310	309,425	*

John R. Peeler	473,841	282,610	756,451	1.5%

Mary Jane Raymond	8,097	—	8,097	*

Peter J. Simone	36,757	—	36,757	*

Thomas St. Dennis	27,571	—	27,571	*

Named Executive Officers:

William J. Miller, Ph.D.	192,115	117,310	309,425	*

John R. Peeler	473,841	282,610	756,451	1.5%

Shubham Maheshwari	143,500	54,000	197,500	*

John Kiernan	50,808	49,854	100,662	*

Peter Porshnev, Ph.D.(6)	64,673	30,530	95,203	*

All Directors and Executive Officers as a Group (12 persons)	1,225,231	534,304	1,759,535	3.6%

*
Less than 1%.

(1)
A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of stock options. Shares owned include unvested restricted stock awards (but do not include unvested restricted stock units). Each person's percentage ownership is determined by assuming that stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)
Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 4, 2020. The address of this holder is 55 East 52nd Street, New York, New York 10055.

(3)
Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2020. The address of this holder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)
Share ownership information is based on information contained in a Schedule 13G filed with the SEC on February 13, 2020. The address of this holder is 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309.

(5)
Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2019. The address of this holder is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(6)
Dr. Porshnev was designated as an executive officer of Veeco by the Veeco Board on March 2, 2020.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires Veeco's officers and directors, and persons who own more than 10% of Veeco's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). These persons are required by SEC regulations to furnish Veeco with copies of all Section 16(a) forms they file. SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late or failed to file a required report. Based on our review of forms we received, or written representations from reporting persons, we believe that during 2019 all Section 16(a) filing requirements were satisfied on a timely basis.

 GOVERNANCE

Governance Highlights

        Veeco's Board of Directors and management are committed to responsible corporate governance to ensure that Veeco is managed for the long-term benefit of its stockholders. To that end, the Board of Directors and management review published guidelines and recommendations of institutional stockholder organizations and current best practices of similarly situated public companies. The Board and management periodically evaluate and, when appropriate, revise Veeco's corporate governance policies and practices in light of these guidelines and other findings, and to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the SEC and by The NASDAQ Stock Market LLC ("NASDAQ").

        Veeco's Corporate Governance Guidelines provide that at least two-thirds of the Board of Directors must be independent in accordance with the NASDAQ listing standards. In fact, seven of Veeco's eight continuing directors and nominees are independent (87.5%), and none serve on more than two other public company boards. Each of Veeco's directors attended each Board meeting held in 2019. With the exception of a single Compensation Committee meeting missed by one member, each director attended each applicable committee meeting held in 2019. Veeco completes a Board, committee and individual director self-evaluation process annually and the independent directors, guided by the independent Chairman or Lead Director, as the case may be, meet regularly without management and perform an annual performance assessment of our CEO.

Governance Policies and Practices

        Veeco has instituted a variety of policies and practices to foster and maintain corporate governance, including the following:

  Corporate Governance Guidelines—Veeco adheres to written Corporate Governance Guidelines, adopted by the Board and reviewed by the Governance Committee from time to time. The Corporate Governance Guidelines govern director qualifications, conflicts of interest, succession planning, periodic board self-assessment and other governance matters. The Board has used an outside governance advisor to facilitate the board self-assessment at least every three years.

  Code of Business Conduct—Veeco maintains written standards of business conduct applicable to all of its employees worldwide.

  Code of Ethics for Senior Officers—Veeco maintains a Code of Ethics that applies to our CEO, Chief Financial Officer ("CFO") and Chief Accounting Officer ("CAO").

  Environmental, Health & Safety Policy—Veeco maintains a written policy that applies to all of its employees with regard to environmental, health and safety matters.

  Conflict Minerals Policy—Veeco maintains a written policy that applies to the Conflict Minerals rule of the 2010 Dodd-Frank Wall Street and Consumer Protection Act.

  Director Education Policy—Veeco has adopted a written policy under which it encourages directors to attend, and provides reimbursement for the cost of attending, director education programs. Two-thirds of Veeco's Board members have attended one or more director education programs within the past five years.

  Disclosure Policy—Veeco maintains a written policy that applies to all of its employees with regard to the dissemination of information.

  Board Committee Charters—Each of Veeco's Audit, Compensation and Governance Committees has a written charter adopted by Veeco's Board that establishes practices and procedures for each committee in accordance with applicable corporate governance rules and regulations.

        Copies of each of these documents can be found on the Company's website (www.veeco.com) via the "Investors" page.

Independence of the Board

        Veeco's Corporate Governance Guidelines provide that at least two-thirds of the Board of Directors must be independent in accordance with the NASDAQ listing standards. In addition, service on other boards must be consistent with Veeco's conflict of interest policy and the nature and time involved in such service is reviewed when evaluating suitability of individual directors for election.

        Independence of Current Directors.    Veeco's Board of Directors has determined that all of the directors are "independent" within the meaning of the applicable NASDAQ listing standards, except Dr. Miller, the Company's CEO, and Mr. Peeler, the Company's former CEO. As discussed below, Mr. Peeler plans to retire from the Board on May 7, 2020, the date of Veeco's Annual Meeting.

        Independence of Committee Members.    All members of Veeco's Audit, Compensation and Governance Committees are required to be and are independent in accordance with NASDAQ listing standards.

        Compensation Committee Interlocks and Insider Participation.    During 2019, none of Veeco's executive officers served on the board of directors of any entity whose executive officers served on Veeco's Compensation Committee. No current or past executive officer of Veeco serves on our Compensation Committee. The members of our Compensation Committee are Messrs. D'Amore, Hunter and St. Dennis.

        Board Access to Employees and Independent Advisors.    The Board members have full and free access to the officers and employees of Veeco and are permitted to retain independent legal, financial or other advisors as the Board or a Committee deems necessary.

        Director Resignation Upon Change in Employment.    The Corporate Governance Guidelines provide that a director shall submit his resignation if he changes his principal employment from what it was when he was elected as a director, or undergoes a change affecting his qualification as a director or fails to receive the required number of votes for re-election. Upon such submission, the Board shall determine whether to accept or reject the resignation. If the resignation is tendered for failure to receive the required number of votes for re-election, the Governance Committee will also inform the Board of any other action it recommends be taken.

Board Leadership Structure

        On March 2, 2020, the Board and Mr. Peeler, the Company's Chairman since May 2012 (Executive Chairman from October 2018 to October 2019), mutually agreed that Mr. Peeler will resign his position as Chairman and Director of the Board, effective as of the conclusion of the Company's Annual Meeting of Stockholders to be held on May 7, 2020. Veeco and its stockholders have benefited from having Mr. Peeler serve as Chairman, particularly given his experience as Veeco's former CEO and his assistance in the successful transfer of the CEO role and responsibilities to Dr. Miller. While performing the role of Chairman, Mr. Peeler helped increase the diversity of the Board, most recently with the successful recruitment of Mary Jane Raymond as Director. Mr. Peeler and the Board believe, however, that optimal governance practice calls for the consolidation of the Lead Director and Chairman roles, ideally into that of an independent Chairman, and carefully managing the size of the Board so as not to unnecessarily increase expense.

        Effective upon Mr. Peeler's retirement on May 7, 2020, the Board will appoint Mr. D'Amore, who the Board has determined to be independent, to serve as Chairman. The position of Lead Director will be discontinued as of this date and the roles of Chairman and Lead Director will be consolidated.

Veeco believes that the Company and its stockholders will benefit from having Mr. D'Amore serve as Chairman, particularly given his nearly thirty years of service on the Veeco Board and his service, for the last four years, as Lead Director. Mr. D'Amore has an in-depth knowledge of Veeco and its operations and has served as a board member on other public and private company boards. Veeco believes that Mr. D'Amore's strong business background and experience overseeing company management, now as the Chairman of Veeco's Board, will serve Veeco well.

        As Chairman, Mr. D'Amore duties will include, among others:

  •
  collaborating with the CEO in setting the agenda for Board meetings, with input from other Board members;

  •
  moderating executive sessions of the full Board;

  •
  coordinating the activities and chairing meetings of the Board's independent directors;

  •
  upon invitation, attending meetings of any of the Board Committees of which he is not a member;

  •
  overseeing the annual performance evaluation of the CEO and conveying to the CEO, together with the Chair of the Compensation Committee, the results of the CEO's performance evaluation;

  •
  reviewing proposals submitted by stockholders for action at meetings of stockholders and, depending on the subject matter, determining the appropriate body, among the Board and any of the Board Committees, to evaluate and assess each such proposal;

  •
  as requested by the Board, providing reports to the Board on the Chairman's activities; and

  •
  performing such other duties as the Board may reasonably request from time to time.

Oversight of Risk Management

        The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's strategy, finances and operations, as well as the risks associated with each. The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, internal controls and legal and regulatory compliance. The Audit Committee undertakes, at least annually, a review to evaluate these risks. Individual members of the Audit Committee are each assigned an area of risk to oversee. The members then meet separately with management responsible for such area, including the Company's CFO, CAO, internal auditor and lead counsel, and report to the Audit Committee on any matters identified during such discussions with management. In addition, the Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. The Company's Compensation Committee is responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

Compensation Risk

        Our Compensation Committee conducted a risk-assessment of our compensation programs and practices and concluded that our compensation programs and practices, as a whole, are appropriately structured and do not pose a material risk to the Company. Our compensation programs are intended to reward the management team and other employees for strong performance over the long-term, with consideration of near-term actions and results that strengthen and grow our Company. We believe our compensation programs provide the appropriate balance between short-term and long-term incentives, focusing on sustainable operating success for the Company. We consider the potential risks in our business when designing and administering our compensation programs, and we believe our balanced approach to performance measurement and compensation decisions mitigates the likelihood that individuals will be encouraged to undertake excessive or inappropriate risk. Further, our compensation program administration is subject to considerable internal controls and when determining the principal outcomes—performance assessments and compensation decisions—we rely on principles of sound governance and good business judgment.

Board Meetings and Committees

        During 2019, Veeco's Board held five meetings. It is the policy of the Board to hold executive sessions without management at every regularly scheduled board meeting and as requested by a director. The independent Chairman, Lead Director or Committee Chairperson, as appropriate, presides over these executive sessions. All members of the Board are welcome to attend the Annual Meeting of Stockholders. In 2019, Dr. Miller was the only director who attended the Annual Meeting. The Board has established the following committees: an Audit Committee, a Compensation Committee and a Governance Committee.

        Audit Committee.    As defined in Section 3(a)(58)(A) of the Exchange Act, the Company established an Audit Committee which reviews the scope and results of the audit and other services provided by Veeco's independent registered public accounting firm. The Audit Committee consists of Messrs. Jackson and Simone and Ms. Bayless (Chair). The Board has determined that all members of the Audit Committee are financially literate as that term is defined by NASDAQ and by applicable SEC rules. The Board has determined that each of Messrs. Jackson and Simone and Ms. Bayless is an "audit committee financial expert" as defined by applicable SEC rules. During 2019, the Audit Committee met five times.

        Compensation Committee.    The Compensation Committee sets the compensation levels of senior management and administers Veeco's equity compensation plans. All members of the Compensation Committee are "non-employee directors" (within the meaning of Rule 16b-3 of the Exchange Act), and "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended). None of the members of the Compensation Committee has interlocking relationships as defined by the SEC. The Compensation Committee consists of Messrs. D'Amore, St. Dennis and Hunter (Chair). During 2019, the Compensation Committee met five times.

        Governance Committee.    The Company's Governance Committee addresses Board organizational issues and develops and reviews corporate governance principles applicable to Veeco. In addition, the Governance Committee searches for persons qualified to serve on the Board of Directors and makes recommendations to the Board with respect thereto, as more fully described below. The Governance Committee is comprised entirely of independent directors, as defined by the NASDAQ listing standards, and currently consists of Messrs. Hunter, Simone and Jackson (Chair). During 2019, the Governance Committee met four times.

Board Composition and Nomination Process

        Pursuant to our Corporate Governance Guidelines, the Governance Committee will evaluate the suitability of potential nominees for membership on the Board, taking into consideration the Board's current composition, including expertise, diversity and balance of inside, outside and independent directors, and considering the general qualifications of the potential nominees, including those characteristics described in the Corporate Governance Guidelines as in effect from time to time. In selecting the director nominees, the Board endeavors to establish a diversity of background and experience in a number of areas of core competency, including business judgment, management, accounting and finance, knowledge of the industries in which the Company operates, understanding of manufacturing and services, strategic vision, knowledge of international markets, marketing, research and development and other areas relevant to the Company's business. Under our Corporate Governance Guidelines, the Board periodically conducts a critical self-evaluation, including an assessment of the make-up of the Board as a whole. In any particular situation, the Governance Committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board. The full Board reviews and has final approval authority on all potential director candidates being recommended to the stockholders for election.

        In early 2019, the Board completed a succession planning process that included a review of the Company's governance guidelines, director tenure, skillsets and diversity and current governance best practices. As a result, the Board retained a search partner with the goal of increasing the Board's diversity and augmenting certain skillsets in conjunction with anticipated Board attrition. Through the search process, the Board identified Mary Jane Raymond as an exceptionally qualified candidate meeting each of the search criteria. The Board extended, and Ms. Raymond accepted, an invitation to join the Board of Directors in November 2019, successfully completing this phase of the Board's succession planning process. The Board, having determined that Ms. Raymond is both financially literate and an audit committee financial expert, appointed Ms. Raymond to serve on the Audit Committee effective as of May 5, 2020.

Compensation of Directors

        Veeco's Director Compensation Policy provides that members of the Board of Directors who are not employees of Veeco shall be paid a quarterly retainer in the amount of $17,500. Additional quarterly retainers are paid for committee membership, as follows:

Board Committee	Quarterly Retainer for Non-Chair Membership ($)	Quarterly Retainer for Chair Membership ($)

Audit	2,500	5,000

Compensation	1,875	3,750

Governance	1,250	2,500

        A quarterly retainer in the amount of $5,125 is paid for service as the Lead Director. Board members do not receive fees for attending meetings either in person or telephonically.

        Each non-employee Director shall also receive an annual grant of shares of restricted stock having a fair market value in the amount determined by the Compensation Committee from time to time. For 2019, the Compensation Committee determined that the value of this annual award should be $120,000 per director. The restrictions on these shares lapse on the earlier of the first anniversary of the date of grant and the date immediately preceding the date of the next annual meeting of stockholders. In addition, the Company's Director Compensation Policy gives the Board the authority to compensate directors who perform significant additional services on behalf of the Board or a Committee. Such compensation is to be determined by the Board in its discretion, taking into consideration the scope and extent of such additional services. In 2019, the Board adopted an annual limit on total Director compensation in the amount of $400,000; this limit was incorporated in the Company's 2019 Stock Incentive Plan. Directors who are employees, such as Dr. Miller, do not receive additional compensation for serving as directors.

        The following table provides information on compensation awarded or paid to the non-employee directors of Veeco for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)

Kathleen A. Bayless	85,000	119,997	—	204,997

Richard A. D'Amore	98,000	119,997	—	217,997

Gordon Hunter	90,000	119,997	—	209,997

Keith D. Jackson	90,000	119,997	—	209,997

John R. Peeler	17,500	—	—	17,500

Mary Jane Raymond	9,528	119,997	—	129,525

Peter J. Simone	90,000	119,997	—	209,997

Thomas St. Dennis	77,500	119,997	—	197,497

(1)
Represents the sum of quarterly retainers paid for Board service during 2019. For Mr. Peeler, who became Veeco's non-executive Chairman effective October 1, 2019, the fees represent the quarterly retainer paid to Mr. Peeler for the fourth quarter of 2019. For Ms. Raymond, who joined Veeco's Board on November 12, 2019, the fees represent a pro-rata payment for her service during the fourth quarter of 2019.

(2)
Reflects awards of 9,331 shares of restricted stock to each director on May 6, 2019, with the exception of (i) Ms. Raymond, who received an award of 8,097 shares of restricted stock on November 12, 2019, and (ii) Mr. Peeler, who served as Veeco's Executive Chairman until October 1, 2019 and who did not receive a restricted stock grant for Board service in 2019. These restricted stock awards vest on the earlier of (i) the first anniversary of the date of grant, and (ii) the date immediately preceding the date of the next annual meeting of stockholders. In accordance with SEC rules, the amounts shown reflect the grant date fair value of the award, which was $12.86 per share for the awards made on May 6, 2019, and $14.82 per share for the award made to Ms. Raymond on November 12, 2019.

(3)
As of December 31, 2019, there were outstanding the following aggregate number of stock awards and option awards held by each non-employee director of the Company (with the exception Mr. Peeler, who has not received any stock awards or options awards in connection with his service as a director of the Company):

Outstanding Equity Awards at Fiscal Year End

Name	Stock Awards (#)	Option Awards (#)

Kathleen A. Bayless	9,331	—

Richard A. D'Amore	9,331	—

Gordon Hunter	9,331	—

Keith D. Jackson	9,331	—

Mary Jane Raymond	8,097	—

Peter J. Simone	9,331	—

Thomas St. Dennis	9,331	—

Stock Ownership Guidelines: Directors

        Under the Company's Stock Ownership Guidelines, Directors are required to hold Veeco stock with a value equal to at least three times the Directors' annual cash retainers (excluding retainers for committee or lead director service), measured as of February 1st of the most recently completed year and subject to a 5-year phase-in period. All Directors are currently in compliance with our Stock Ownership Guidelines or have a period of time remaining to meet the required ownership level.

Certain Contractual Arrangements with Directors and Executive Officers

        Veeco has entered into indemnification agreements with each of its directors, executive officers and certain senior officers. Generally, the indemnification agreements are designed to provide the maximum protection permitted under Delaware law with respect to indemnification of a covered individual. The indemnification agreements provide that Veeco will indemnify such persons against certain liabilities that may arise by reason of their status or service to the Company and that the Company will advance expenses incurred as a result of proceedings against them as to which they may be indemnified. Under the indemnification agreements, a covered individual will receive indemnification if he or she is found to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Veeco and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Corporate Social Responsibility

        Veeco has implemented environmental and social responsibility programs that apply across our organization and to our suppliers. These programs are based on our core values and are integral to our corporate culture. We are committed to upholding the highest levels of integrity and are working to improve social, ethical, safety and environmental conditions across our organization.

        Workplace:    We believe that a diverse and motivated workforce is vital to our success. We are committed to fair treatment, equal opportunity and an environment free from unlawful discrimination. We foster personal and professional development with on-site resources that enhance both mental and physical health of our employees.

        Community:    We recognize and welcome our obligation to be a responsible member of our community. With offices worldwide and a diverse workforce, we strive to align with employees on initiatives that matter most. Whether it's promoting STEM education, building a home with Habitat for Humanity or collecting toys for local children's charities, we make it our mission to give back.

        Sustainability:    Environmental, health and safety responsibilities are integral to producing world-class products. We work hard to minimize adverse effects on the community and to protect natural resources. Ensuring a safe work environment, reducing waste, and sourcing non-conflict minerals is at the core of everything we do.

        Quality:    At Veeco, we endeavor to earn the trust of our customers through systematic continual improvement. Every employee is responsible for taking action to achieve the highest quality in our products and services, to meet or exceed our customers' requirements and expectations. Achieving exceptional quality and customer satisfaction is driven by three key strategies:

  1.
  Use of Design-For-Reliability principles and practices to ensure robustness of design and to minimize risk of failure;

  2.
  Establishing a culture that drives continuous improvement in the quality of products, services and support; and

  3.
  Close customer engagement to help ensure we meet or exceed expectations.

        For more information about our corporate social responsibility efforts, please refer to our Corporate Responsibilities webpage at https://www.veeco.com/company/corporate-responsibilities. To view Veeco's Corporate Governance Policies and our Environmental & Social Responsibility Statement, please visit https://ir.veeco.com. To access Veeco's ISO 9001:2015 Certificates, please visit https://www.veeco.com/company/quality-policy. The references to our website addresses do not constitute inclusion or incorporation by reference of the information contained on our website in this Proxy Statement or other filings with the SEC, and the information contained on our website is not part of this document.

COMPENSATION

Executive Officers

        The executive officers of Veeco, their ages and positions as of March 10, 2020, are as follows:

Name	Age	Position

William J. Miller, Ph.D.	51	Chief Executive Officer

John P. Kiernan	57	Senior Vice President, Chief Financial Officer

John R. Peeler(1)	65	Former Executive Chairman

Shubham Maheshwari(1)	48	Former Executive Vice President, Chief Financial Officer and Chief Operating Officer

Peter Porshnev, Ph.D.(2)	56	Senior Vice President, Unified Engineering

(1)
Messrs. Peeler and Maheshwari served as executive officers in 2019 but were not executive officers of the Company as of March 10, 2020.

(2)
On March 2, 2020, in light of the departures of Messrs. Peeler and Maheshwari and in connection with our de-layering activities, the Board designated Peter Porshnev, Ph.D., Senior Vice President, Unified Engineering, as an executive officer.

        William J. Miller, Ph.D. has been CEO and a Director since October 2018. Prior thereto, he served as President beginning in January 2016, overseeing all of Veeco's global business units. Dr. Miller was named Executive Vice President, Process Equipment in December 2011, and was Executive Vice President, Compound Semiconductor from July 2010 until December 2011. Dr. Miller was Senior Vice President and General Manager of Veeco's MOCVD business from January 2009 to July 2010, and Vice President, General Manager of Veeco's Data Storage equipment business from January 2006 to January 2009. He has held leadership positions of increasing responsibility in both the engineering and operations organizations since he joined Veeco in November 2002. Prior to joining Veeco, Dr. Miller held engineering and operations leadership positions at Advanced Energy Industries, Inc.

        John P. Kiernan has been Senior Vice President, Chief Financial Officer since January 2020. Prior thereto, he served as Senior Vice President, Finance, CAO and Treasurer beginning in December 2011, and also served as Corporate Controller from December 2011 through December 2017. He has held leadership positions of increasing responsibility in finance since he joined Veeco in February 1995. Prior to joining Veeco, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP.

        John R. Peeler has served as Chairman of Veeco since May 2012 (Executive Chairman from October 2018 to October 2019). Mr. Peeler served as CEO from July 2007 to October 2018 and as a Director beginning in July 2007. Before coming to Veeco, Mr. Peeler was Executive Vice President of JDS Uniphase Corp. ("JDSU") and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU's merger with Acterna in August 2005. Before joining JDSU, Mr. Peeler served as President and CEO of Acterna. Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, a communications test equipment company. Mr. Peeler also serves on the board of IPG Photonics Corporation.

        Shubham Maheshwari served as Veeco's Executive Vice President, Chief Financial Officer and Chief Operating Officer from October 2018 to December 2019. Prior thereto, he served as Executive Vice President and CFO beginning in May 2014. Prior to joining Veeco, from 2011 to 2014, Mr. Maheshwari served as CFO of OnCore Manufacturing LLC, a global manufacturer of electronic products in the medical, aerospace, defense and industrial markets. From 2009 to 2011, he held various finance roles including Senior Vice President Finance, Treasury, Tax and Investor Relations at Spansion, Inc., a global leader in flash memory based embedded system solutions. Mr. Maheshwari helped lead Spansion's emergence from bankruptcy to become a successful public company. From 1998 to 2009, he was with KLA-Tencor Corporation, a global semiconductor capital equipment manufacturing company, in various senior level corporate development and finance roles, including Vice President of Corporate Development and Corporate Controller.

        Peter Porshnev, Ph.D. has been Senior Vice President, Unified Engineering since September 2019. Prior thereto, he served as General Manager, Ultratech division of Veeco, beginning in August 2017, and was General Manager of the Advanced Deposition and Etch division of Veeco from 2015 to July 2017. Prior to joining Veeco in 2013 as Vice President of Engineering, Dr. Porshnev held engineering leadership positions at Cymer LLC (EUV division), before and after its acquisition by ASML, a global supplier of photolithography systems for the semiconductor industry. From 2001 to 2011, Dr. Porshnev held engineering and leadership positions at Applied Materials, Inc., a global semiconductor fabrication equipment supplier. Prior thereto, Dr. Porshnev held various academic positions, including a professorship at his alma mater, Belarusian State University in Minsk, Belarus. His research areas focused on atomic and molecular processes in plasmas.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes Veeco's current compensation programs and policies, which are subject to change.

Business Summary and Recent Developments

        Veeco is an innovative manufacturer of semiconductor process equipment that solves a wide range of challenging materials engineering problems for our customers. Our comprehensive portfolio of ion beam, laser annealing, lithography, metal organic chemical vapor deposition ("MOCVD"), molecular beam epitaxy ("MBE"), atomic layer deposition ("ALD") and single wafer wet etch and clean technologies plays an integral role in the fabrication of key devices that are enabling the 4th industrial revolution of all things connected. These devices include leading node application processors for mobile devices, thin film magnetic heads for hard disk drives, photonics devices for 3D sensing, advanced displays and high-speed communications, radio frequency ("RF") filters and power amplifiers for 5G networks and mobile electronics. Working in close partnership with our customers, we combine decades of applications and materials know-how with leading-edge systems engineering to deliver high-volume manufacturing solutions with superior cost of ownership. Serving a global and highly interconnected customer base, we have comprehensive sales and service operations across the Asia-Pacific region, Europe and North America to directly address our customers' needs and maximize our system uptime.

        Veeco holds technology leadership positions in each of our served markets. However, the semiconductor and thin film process equipment industries are highly cyclical and characterized by periods of volatility which may be difficult to predict. Our products require significant R&D investment sustained over very long periods of time and our customers' buying decisions are highly dependent on technology trends and industry supply and demand patterns. Our executive compensation programs are designed to align with such market conditions, to balance both the short- and long-term interests of stockholders and executives and, at the same time, attract and retain executives through extended business downturns, motivating them for our longer-term success.

        The Company seeks to foster a performance-oriented culture by linking a significant portion of each executive's compensation to the achievement of performance targets important to the success of the Company and its stockholders. Our executive compensation program is structured so that a meaningful percentage of compensation is tied to the achievement of objectives that, at the time they are established, are considered challenging in light of anticipated market conditions.

2019 Business Highlights and Challenges

  •
  The Company continued to shift its MOCVD business to the broader compound semiconductor market with the development of new products for photonics, RF and power electronics applications. Our success depends on the adoption of certain technologies by our customers and our ability to win market share.

  •
  We increased our focus on mainstream semiconductor market opportunities in connection with a multi-year market penetration and growth strategy. We achieved early success with wins in leading edge nodes for laser annealing products and orders for our extreme ultraviolet ("EUV") lithography mask blank deposition systems.

  •
  As the MOCVD market for light emitting diodes ("LEDs") in China became commoditized and our Advanced Packaging business remained weak due to smartphone supply chain softness, we delayered the Company and reduced operating expenses.

  •
  We improved gross margins throughout the year by shifting business to higher margin products like our EUV lithography mask blank systems while maintaining strong sales of our Ion Beam products to the Data Storage market. We exited the year with fourth quarter non-GAAP gross margins at 40%, as we forecasted.

  •
  During 2019, our stock price approximately doubled, reflecting better results driven by a lower cost structure and growing confidence in our Company. While this is encouraging, it clearly also reflects improvements from a very depressed stock price at the end of 2018 and in spite of this recovery, we are not satisfied with the current price and are committed to further increasing stockholder value.

Executive Changes

        The Company made several changes to its executive leadership team during 2019 and 2020.

        In October 2019, in conjunction with the Company's CEO succession plan, John Peeler, the Company's Executive Chairman, became non-executive Chairman of the Board of Directors. As addressed above under Board Leadership Structure, Mr. Peeler will resign his position as Chairman and Director of the Board, effective as of the conclusion of the Company's Annual Meeting of Stockholders to be held on May 7, 2020.

        In December 2019, Shubham ("Sam") Maheshwari, the Company's CFO and Chief Operating Officer ("COO"), announced his intention to resign from Veeco in conjunction with his desire to return to the west coast with his family and our general efforts to reduce cost and de-layer the organization. John Kiernan, the Company's Senior Vice President, Finance, CAO and Treasurer, was promoted to the position of CFO effective January 1, 2020. Mr. Kiernan has been with Veeco for twenty-five years and brings a deep understanding of both our Company and our business to his new role. He has worked in and managed a broad range of finance and business assignments for Veeco, including an extended assignment in China.

Shareholder Outreach Program

        The Company has consistently practiced outreach, engaging with shareholders each year to hear their concerns about the Company's executive compensation programs. In 2019, in response to low support (70%) for our say-on-pay proposal on executive officer compensation, we conducted a more extensive outreach initiative directed at the top twenty stockholders representing more than 75% of shares outstanding. Meetings were accepted and held with five stockholders representing more than 25% of shares outstanding; many stockholders declined our invitation for engagement and others were not responsive. Outreach meetings were attended by Company representatives including the head of human resources, the CFO, the General Counsel, the Senior Director of Investor Relations and, in certain meetings, the Chairman of the Compensation Committee.

        A number of changes have been implemented over the past two years in response to ongoing discussions with our stockholders. In particular, Veeco has:

  •
  Implemented a minimum 3-year vesting period for performance-based restricted stock unit awards ("PRSUs").

  •
  Increased the portion of the annual long-term incentive delivered to NEOs in PRSUs from a simple majority in 2018 to 60% in 2019 for the continuing NEOs, and to 65% in 2020.

  •
  Adopted a relative performance metric for PRSU awards based on total shareholder return over a 3-year period, comparing the Company's performance to the Russell 2000 Index.

  •
  Added two caps to PRSU awards: (i) a negative total shareholder return ("TSR") cap that limits awards to 100% if the Company's TSR is negative, regardless of the Company's relative performance, and (ii) a maximum award cap that limits the overall value of the earned award to 6 times the grant value.

  •
  Commenced a reduction in our annual equity burn rate and intend, in 2020, to grant fewer shares than in either of the past two years. Additionally, in conjunction with the Company's recent cost reduction and de-layering initiatives, over 667,000 shares (almost 1.4% of shares outstanding) were forfeited and were or will be returned to the plan.

  •
  Increased the stock ownership requirement for the CEO from 4 times base salary to 6 times base salary.

  •
  Adopted stretch goals in the annual bonus plan for each of the last three years such that target bonus awards would or will be earned only when adjusted operating income significantly exceeds the business plan.

  •
  Expanded the Company's Clawback Policy to include equity in the compensation subject to recuperation.

  •
  Amended the Company's stock incentive plan to (i) specify that any dividends earned shall be subject to the same vesting provisions as for the underlying award, (ii) defined the treatment of performance-based equity awards in the event of a change in control, and (iii) specified a minimum vesting period of one year for equity awards with limited exceptions.

Executive Compensation Strategy and Objectives

        The Company's executive compensation strategy is designed to create opportunities for competitive, total compensation that reflects our culture, the markets we serve and our performance. The primary objective of the executive compensation strategy is to motivate executives to achieve long-term growth and success for the Company, including increasing stockholder value, without subjecting the Company or stockholders to unnecessary or unreasonable risks. The Company's executive compensation programs are also essential to our ability to attract and retain executives. Accordingly, the Company has adopted the following guiding principles:

Performance-based:	Compensation levels should be determined based on Company financial performance and individual results, each as compared to quantitative and qualitative performance priorities set at the beginning of the performance period. The ratio of performance-based compensation to fixed compensation shall increase with the level of the executive, with the greatest amount of performance-based compensation at the CEO level. Performance-based compensation should be subject to a complete risk of forfeiture.
Stockholder-aligned:	A significant portion of potential compensation should be performance- and time-based equity to more closely align the interests of executives with those of our stockholders.
Fair and Competitive:

Compensation levels should be fair, internally and externally, and competitive with overall compensation levels at other companies with which we compete for talent. Our compensation programs should promote our ability to both attract and retain our employees, including our executives.

        Our target pay mix places significant emphasis on variable compensation comprised of PRSU awards, time-based equity awards and an annual target bonus. As illustrated in the following charts, 75% and 63% of the target compensation packages for our CEO and our other NEOs (excluding Mr. Peeler), respectively, are comprised of equity-based and performance-based compensation.

CEO Compensation Elements	Other NEO Compensation Elements

Executive Compensation Governance and Procedures

        The Compensation Committee (hereinafter in this Compensation Discussion and Analysis, the "Committee") administers the Company's compensation programs operating under a charter adopted by the Board. This charter authorizes the Committee to administer and interpret the Company's compensation and equity plans and establish rules for their implementation and administration. The Committee consists of three independent directors who are appointed annually. The Committee works closely with the CEO and the Head of Human Resources and relies on information provided by independent compensation consultants.

        When making compensation decisions, the Committee considers the compensation practices and the competitive market for executives at companies with which Veeco competes for talent. To this end, the Company utilizes several resources which, during 2019, included: meetings with Compensation Strategies, Inc., an independent compensation consultant; compensation surveys prepared by Radford; and executive compensation information compiled by Compensation Strategies, Inc. from the proxy statements of other companies, including a peer group.

        Veeco's peer group (the "Peer Group") reflects the companies that closely resemble Veeco based on industry, competition for talent and size.

        In July 2018, consistent with its periodic review, the Committee updated the Peer Group, removing two companies and adding ten companies based on industry segment (comprised of Semiconductor Equipment, Technology/Hardware, Storage & Peripherals and Electronic Equipment & Instruments) and revenue within a range of 0.5x - 3.0x. This resulted in the 2019 Peer Group, consisting of the following 25 companies:

3D Systems Corporation	OSI Systems, Inc.
Advanced Energy Industries, Inc.	Photronics, Inc.
Axcelis Technologies, Inc.	Power Integrations, Inc.
Badger Meter, Inc.	Pure Storage, Inc.
Brooks Automation, Inc.	Rambus Inc.
Cabot Microelectronics Corporation	Onto Innovation Inc.
Cohu, Inc.	Semtech Corporation
Cray Inc.	SolarEdge Technologies, Inc.
Entegris, Inc.	Ultra Clean Holdings, Inc.
FormFactor, Inc.	Versum Materials, Inc.
Kulicke and Soffa Industries, Inc.	Xcerra Corporation
Monolithic Power Systems, Inc.	Xperi Corporation
Nanometrics Incorporated

        The Company considers the executive compensation practices of the companies in its Peer Group and the Radford survey (hereinafter collectively, the "market data") as one of several factors used in setting compensation. The Company's compensation consultant uses statistical regression techniques to adjust market data to construct market pay levels representative of the 50th - 75th percentile that are reflective of Veeco's size based on revenue. Although the Committee considers the executive compensation practices of the Peer Group companies and broader market data in setting compensation, it does not benchmark compensation to any specific percentile or ranking within our Peer Group. Individual compensation levels may vary within a range around market as a result of Veeco's financial and operating performance, personal performance, experience, and criticality, as well as competitive factors.

        For 2019, total target compensation of Veeco's NEOs and other executives was generally well below the 50th percentile of market, primarily as a result of using stretch goals in the annual bonus plan and moving away from value-based awards in the long-term compensation program. Given the performance emphasis present in Veeco's executive compensation program, actual compensation earned or received can vary significantly with results; actual compensation for 2019 was well-below targeted opportunity levels.

        In addition to reviewing the market data, the Committee meets with the Company's CEO and Head of Human Resources to consider recommendations with respect to compensation for the NEOs and other executives. These recommendations include base salary levels, cash bonus targets and awards, and equity compensation awards. The Committee considers these recommendations along with other factors in determining specific compensation levels for the NEOs. The Committee discusses the elements of the CEO's compensation with him, but makes the final decisions regarding his compensation without him present.

        Decisions regarding the Company's compensation program elements are made by the Committee in regularly scheduled and ad hoc meetings. Issues of significant importance are frequently discussed over several meetings. This practice provides the Committee with the opportunity to raise and address concerns before arriving at a decision. Prior to each meeting, Committee members are provided with the written materials, information and analyses as may be required to assist the Committee in its decision-making process. To the extent possible, meetings of the Committee are conducted in person. When this is not possible, meetings are conducted telephonically. The CEO and the Head of Human Resources are regularly invited to attend Committee meetings but the Committee meets privately in executive sessions to consider certain matters including, but not limited to, the compensation of the CEO.

Elements of Our Executive Compensation Program

        Our compensation programs are comprised of four elements: base salary, annual cash bonus, equity-based compensation and benefits and perquisites. Each of these elements is used to attract executives and reward them for performance results, as described below:

        The Company evaluates each element of each executive's compensation individually and in the aggregate against market data for the position, experience, individual performance and the ability to affect future Company performance. The following sections describe the process for determining each of the four elements of the executive compensation program.

Base Salary

        The Company pays base salaries to attract and retain executives. Base salaries are determined in accordance with the responsibilities of each executive, market data for the position and the executive's experience and individual performance. The Company considers each of these factors but does not assign a specific value to any one factor.

        Base salaries for executives are typically set during the first half of the year in conjunction with the Company's annual performance management process. In April 2019, base salaries were initially set following a review of the market data and management's recommendations:

Name	2018	2019	Percent Change

W. Miller	$575,000	$575,000	0.0%

S. Maheshwari	$500,000	$500,000	0.0%

J. Kiernan	$310,000	$317,750	2.5%

J. Peeler	$500,000	$500,000	0.0%

Cash Bonus Plan

        The Company provides the opportunity for cash bonuses under its annual bonus plan to attract executives and reward them for performance consistent with the belief that a significant portion of the compensation of its executives should be performance-based. As a result, individuals are compensated based on the achievement of specific financial and individual performance goals intended to correlate closely with stockholder value. The Company believes that the opportunity to earn cash bonuses motivates executives to meet Company performance objectives that, in turn, are linked to the creation of stockholder value. The Company utilizes profitability as the financial element of its bonus plan. Executives must generally be employed at the time awards are paid to be eligible to receive a bonus for that period.

2019 Management Bonus Plan

        On February 6, 2019, the Committee approved the 2019 Management Bonus Plan (the "2019 Plan") and the specific metrics thereof. The 2019 Plan was based on the financial performance of the Company as measured by adjusted operating income ("Operating Income"). We define Operating Income as earnings before the cost of bonuses, interest, taxes and amortization, adjusted to exclude share-based compensation expense, one-time charges relating to restructuring initiatives, non-cash asset impairments, certain other non-operating gains and losses, and acquisition-related items such as one-time transaction costs and the stepped-up cost of goods sold associated with the purchase accounting of acquired inventory.

        The Committee elected to use Operating Income as the financial metric for the 2019 Plan because it closely aligns operating performance to earnings per share, a key driver of shareholder value. If 2019 Operating Income exceeded $15 million (the threshold performance level), a bonus pool would be funded with a fixed percentage of Operating Income. The bonus pool would not be funded and bonus awards would not be earned if Operating Income results are below the threshold. If the pool is funded, bonus awards to participants would be made from this fixed pool in accordance with their target bonus amounts. 25% of a participant's target bonus, after adjustment for Operating Income results, would be adjusted based on individual performance, ranging from zero to 150%.

        The total bonus award for an individual is capped at 200% of target bonus.

        In 2019, the threshold performance level of Operating Income was not achieved; accordingly, no bonus awards were earned under the 2019 Plan or paid to any participants.

2020 Management Bonus Plan

        On February 4, 2020, the Committee approved the 2020 Management Bonus Plan (the "2020 Plan") which is similar in most respects to the 2019 Plan. The Committee elected to retain Operating Income as the financial metric for the 2020 Plan and, as in 2019, the 2020 Plan features a $15 million threshold which must be achieved to fund the bonus pool. The bonus pool will not be funded and bonus awards will not be earned if Operating Income is less than $15 million. If the pool is funded, awards to participants will be made from this fixed pool in accordance with their target bonus amounts. 25% of a participant's target bonus, adjusted for Operating Income results, will be modified based on individual performance. Awards for individual performance will be paid from this fixed pool and may range from zero to 150%. The total bonus award for an individual will be capped at 200% of target bonus.

        The 2020 Plan incorporates a significant degree of stretch reflecting the Committee's desire to provide an effective bonus opportunity while also being responsive to managing expense. Accordingly, target bonus awards under the 2020 Plan will only be earned when Operating Income significantly exceeds the 2020 business plan.

        Target bonuses for each of the NEOs, expressed as a percent of base salary, are as follows:

Name	January 2020

W. Miller	110%

S. Maheshwari(1)	0%

J. Kiernan(2)	65%

J. Peeler(3)	0%

(1)
Mr. Maheshwari is not eligible for participation in the 2020 Plan as a result of his resignation on March 16, 2020.

(2)
In January 2020, Mr. Kiernan's target bonus was increased in connection with his promotion to CFO.

(3)
Mr. Peeler is not eligible for participation in the 2020 Plan as a result of his transition to non-executive Chairman in October 2019.

Equity-Based Compensation

        The Company believes that a substantial portion of an executive's compensation should be awarded in equity since equity-based compensation is directly linked to stockholder interests. Equity awards vest over time, subject first to being earned in the case of performance-based awards and then to the recipient's continued employment in the case of all awards; as such, equity awards act as both a significant performance and retention incentive. Equity awards also help create stock ownership among the Company's executives. The Committee believes that the majority of long-term incentive value for higher-level executives, including the NEOs, should take the form of performance-based equity compensation, currently granted in the form of performance-based restricted stock unit awards.

2019 Long-term Incentive Awards

        The Company granted equity-based awards to the NEOs and other key employees in 2019.

        In mid-2018, in conjunction with our CEO succession planning process, 2019 equity award values were determined for Dr. Miller (CEO), Mr. Maheshwari (CFO/COO) and Mr. Peeler (Executive Chairman), each intended to be granted at the time of the 2019 annual award in March. The CEO and CFO/COO awards were structured as a mix of performance-based (60%) and time-based (40%) restricted stock grants valued at $1.5 million and $0.85 million, respectively; the Executive Chairman award was structured as a 100% time-based restricted stock grant, valued at $1.25 million with four-year vesting.

        At the time, in mid-2018, the Company's stock was trading at approximately $15 per share. Ordinarily, the number of shares comprising the 2019 equity awards would have been determined based on the stock price at the time of grant (March 14, 2019). However, to ensure that the number of shares granted to the executives would not be increased to reflect the approximately 30% decline in our stock price, the Committee and the executives agreed that the number of shares actually awarded for 2019 would be based on delivering the target award value using the stock price on the actual grant date or $15 per share, whichever was higher.

        On March 14, 2019, the Committee approved this approach and the reduced awards were granted as illustrated below:

(1)
Reflects the grant date fair market value of the target number of shares subject to the award and not the grant date fair value as determined under generally accepted accounting principles, which is reflected in the Summary Compensation Table.

        The Company determined, in preparation for annual equity awards to other employees for 2019, that its previous value-based approach to determining awards was no longer appropriate in light of the low stock price and the large number of shares required to deliver a targeted value. The Company therefore adopted a share-based approach to determine 2019 equity awards with the result being a significant reduction in award value (approximately 30% versus 2018) and awards with a grant value well below the market data.

        The stock awards granted to recipients were based on factors including, but not limited to: (i) executive agreements related to 2018 role changes (as described above), (ii) Company guidelines based on position and level of responsibility, (iii) past performance and ability to affect future Company performance, and (iv) noteworthy achievements. Grants were awarded from a pre-determined fixed budget. The CEO used these factors to arrive at a recommendation for each of the recipients and discussed the rationale for his recommendations with the Committee.

        The 2019 PRSUs awarded to the NEOs are based on the Company's 3-year TSR as compared to the 3-year TSR of the Russell 2000 Index and may be earned as illustrated below. Any units that are not earned will be forfeited.

Performance Range	Percentile Rank of Russell 2000 Index	Percentage of Units Earned(1)

Maximum	75th Percentile	200%

Target	50th Percentile	100%

Threshold	25th Percentile	50%

Below Threshold	Less than 25th Percentile	0%

(1)
With linear interpolation between Percentile Ranks to apply.

        The terms of the 2019 PRSU awards also included: (1) a negative TSR cap that limits awards to 100% if the Company's TSR is negative, notwithstanding that the Company may be above the 50th percentile of the comparison group, and (2) a maximum award cap that limits the overall dollar value of the earned award to 6 times the grant value, based on the compound effects of the award payout and the then current stock price.

        The 2019 time-based restricted stock awards are subject to ratable vesting over a four-year period.

2020 Annual Awards

        In January 2020, in connection with his promotion to Chief Financial Officer, Mr. Kiernan received a time-based restricted stock award of 12,000 shares that is subject to vesting over a four-year period. Mr. Kiernan will be eligible for an additional equity award in connection with the Company's 2020 annual award program; any such award will be granted in its entirety as PRSUs.

        The 2020 annual awards to our continuing NEOs will be ultimately comprised of PRSUs (65%) and time-based restricted stock (35%). The PRSU portion of the 2020 Awards will be earned in accordance with the table below based on the Company's 3-year TSR as compared to the 3-year TSR of the Russell 2000 Index. Any units that are not earned will be forfeited.

Performance Range	Percentile Rank of Russell 2000 Index	Percentage of Units Earned(1)

Maximum	75th Percentile	200%

Target	50th Percentile	100%

Threshold	25th Percentile	50%

Below Threshold	Less than 25th Percentile	0%

(1)
With linear interpolation between Percentile Ranks to apply.

        The terms of the 2020 PRSU awards will also feature: (1) a negative TSR cap that limits awards to 100% if the Company's TSR is negative, notwithstanding that the Company may be above the 50th percentile of the comparison group, and (2) a maximum award cap that limits the overall dollar value of the earned award to six times the grant value, based on the compound effects of the award payout and the then current stock price.

        The 2020 time-based restricted stock awards are subject to ratable vesting over a four-year period.

Earned PRSU Awards

        In April 2019, the Committee determined that the cumulative revenue target ($1,230,607,000) associated with PRSU awards granted on June 14, 2016, was achieved during the first quarter of 2019, one quarter earlier than the target date. The number of units earned was therefore increased by 13% in accordance with the terms of the grant. 100% of the earned units became vested upon the third anniversary of the grant date.

        In July 2019, the Committee determined that the cumulative revenue target ($1,784,321,000) associated with PRSU awards granted on June 12, 2015, was achieved during the second quarter of 2019, four years after the grant date. The number of units earned was reduced by 50% in accordance with the terms of the grant; 100% of the earned units became vested upon such determination.

Benefits and Perquisites

        The Company provides benefits and perquisites to its executive officers that it believes are required to remain competitive with the goal of promoting employee productivity and loyalty to the Company. The Company's NEOs participate in the benefit plans on the same basis as other similarly-situated employees. The Committee periodically reviews the benefits and perquisites provided to its executive officers which, for 2019, included the following:

  •
  a 401(k) savings plan under which it provides matching contributions of fifty cents for every dollar a participant contributes, up to 6% of such employee's eligible compensation, up to a maximum of $8,400. The plan calls for vesting of Company contributions over the initial five years of a participant's employment with the Company;

  •
  group health and term life insurance;

  •
  car allowance; and

  •
  an Employee Stock Purchase Plan

        Amounts for 401(k) matching contributions, group term life insurance premiums and car allowance are included under the caption "All Other Compensation" in the Summary Compensation Table below.

        The Company does not maintain other perquisite programs, such as post-retirement health and welfare benefits or defined or supplemental pension benefits, for its employees.

        In 2009, the Company adopted the Senior Executive Change in Control Policy which is described in the Potential Payments Upon Termination or Change in Control section below.

Summary of Executive Compensation

        The Committee acknowledges that the Company's financial performance has lagged in certain respects, as reflected in the Company's lower stock price and reduced stockholder value. The use of performance-based compensation has had the intended effect of reducing compensation for our executives, subjecting them to the same diminished value felt by our stockholders.

        Nevertheless, the success of our Company hinges upon our ability to effectively compete for and retain executive talent. Given the environment in which we operate, the Committee believes that our compensation practices are balanced and competitive and have enabled Veeco to attract and retain the executive talent needed for the successful operation of the Company. The Committee further believes that the total compensation for our NEOs is fair and reasonable and is consistent with the Company's executive compensation philosophies.

Say-on-Pay

        Our Board, the Committee and our management value the opinions of our stockholders, including their opinions on our executive compensation. Accordingly, we have asked stockholders to vote on a say-on-pay proposal on executive officer compensation each year. At the 2017, 2018 and 2019 annual meetings of stockholders, approximately 76%, 84% and 70%, respectively, of votes were cast in favor of our say-on-pay proposal.

Compensation Recoupment Policy

        In January 2014, the Company adopted a Compensation Recoupment Policy (the "Clawback Policy") for certain employees, including the NEOs. Under the Clawback Policy, in the event of a financial restatement due to fraud or intentional illegal conduct as determined by the independent members of the Board, a culpable executive officer may be required to reimburse the Company for performance-based cash compensation if the amount of such compensation would have been lower had it been calculated based on such restated financial statements. In February 2019, the Company amended the Clawback Policy to, among other things, also apply to stock-based awards.

Stock Ownership Guidelines: NEOs and Other Key Employees

        In January 2014, the Company established stock ownership guidelines for certain employees, including the NEOs. Under these guidelines, as amended, each covered individual has five years to reach the minimum levels of stock ownership identified by the Stock Ownership Guidelines.

  •
  Veeco's CEO is required to maintain a Veeco stock interest with a value equal to at least six times his base salary (this amount was increased by the Company in March 2019 from four times his base salary);

  •
  Veeco's CFO is required to maintain a Veeco stock interest with a value equal to at least two times his base salary; and

  •
  Other covered executive officers are required to maintain Veeco stock interests with a value equal to at least their base salaries.

        Under the guidelines, covered employees are required to hold 50% of the net after tax shares realized upon vesting or exercise until the stock ownership guidelines are met. Participants must maintain compliance once the guidelines have been met, except for the effect of a decrease in stock price in which case they will be required to retain at least 50% of shares acquired upon vesting or exercise until the stock ownership guidelines are again achieved. All of the covered individuals are either in compliance with our Stock Ownership Guidelines or have a period of time remaining to meet the required ownership level.

Anti-Hedging/Anti-Pledging Policy

        The Company has adopted an insider trading policy which incorporates anti-hedging and anti-pledging provisions. Consequently, no employee, executive officer or director may enter into a hedge or pledge of the Company's common stock.

Financial and Tax Considerations

        In designing our compensation programs, the Committee considers the financial impact and tax effects that each element of compensation will or may have on the Company and the executives.

        Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 ("TCJA") was signed into law, Section 162(m) of the Internal Revenue Code ("Section 162(m)") generally limited Veeco's tax deduction to $1 million per year for compensation paid to certain executive officers, unless the compensation qualified as "performance-based" under Section 162(m).

        Under the TCJA, the "performance-based" exception under Section 162(m) was repealed and the $1 million deduction limit generally applies to anyone serving as our CEO or our CFO at any time during a taxable year and our top three other highest compensated executive officers serving at fiscal year-end, as well as to anyone who becomes subject to Section 162(m) in any tax year after 2016, whether or not still serving as an executive officer. These changes generally apply to taxable years beginning after December 31, 2017, but generally do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017, that is not modified in any material respect after that date.

        The Committee will continue to monitor developments under Section 162(m), including the impact from the TJCA, but presently intends to retain flexibility to take actions which it deems to be in the best interest of Veeco and its stockholders, even if these actions may result in Veeco paying certain items of compensation that may not be fully deductible.

Conclusion

        Attracting and retaining talented and motivated management and key employees is essential to creating long-term stockholder value. Offering a competitive, performance-based compensation program with a substantial equity component helps to achieve this objective by aligning the interests of the executive officers and other key employees with those of our stockholders. We believe that Veeco's 2019 compensation program met these objectives and that the Company's 2020 compensation program is appropriate in light of the challenges facing the Company and its employees.

Compensation Committee Report

        The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2019. Based on the review and the discussions, the Committee recommended to the Board of Directors (and the Board approved), that the Compensation Discussion and Analysis be included in Veeco's Proxy Statement for its 2020 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Richard A. D'Amore
Gordon Hunter (Chairman)
Thomas St. Dennis

Summary Compensation Table

        The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid for the fiscal year ended December 31, 2019 to (a) the principal executive officer of Veeco, (b) the principal financial officer of Veeco during the year, (c) the next most highly compensated executive officer (as defined in Rule 3b-7 under the Exchange Act) of Veeco serving at the end of the year, and (d) an additional officer of Veeco who was an executive officer during 2019 but who was not serving as an executive officer at the end of 2019 (the "NEOs").

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

William J. Miller, Ph.D.	2019	575,000	—	3,176,804	—	—	18,042	3,769,846
CEO	2018	508,865	—	3,041,801	—	—	17,892	3,568,558
	2017	470,231	—	850,294	—	407,048	17,310	1,744,883

Shubham Maheshwari	2019	500,000	—	738,019	—	—	17,610	1,255,629
EVP, CFO and COO*	2018	463,885	—	1,989,971	—	—	17,460	2,471,316
	2017	439,500	—	600,464	—	304,341	17,310	1,361,615

John P. Kiernan	2019	315,664	—	169,312	—	—	19,222	504,198
SVP, Finance, CAO*	2018	307,308	—	199,989	—	—	19,072	526,369
	2017	300,000	—	200,445	—	133,965	18,922	653,332

John R. Peeler	2019	396,154	—	905,830	—	—	13,676	1,315,660
Former Executive	2018	657,692	—	999,982	—	—	53,311	1,710,985
Chairman	2017	700,000	—	985,376	—	645,208	72,298	2,402,882

*
Effective January 1, 2020, Mr. Kiernan was promoted to Senior Vice President and Chief Financial Officer, at which time Mr. Kiernan succeeded Mr. Maheshwari, who notified Veeco of his intention to resign on December 11, 2019. At the Company's request, Mr. Maheshwari continued with Veeco in 2020 as a special consultant to assist with the completion of Veeco's year-end audit and the filing of the Company's 2019 Annual Report on Form 10-K, and to facilitate a smooth transition. Upon mutual agreement with the Company, Mr. Maheshwari resigned from Veeco on March 16, 2020.

(1)
Reflects awards of restricted stock with time-based vesting and performance-based restricted stock units ("PRSUs"). The vesting of the PRSUs awarded in 2019 to Dr. Miller and to Messrs. Maheshwari and Kiernan is based on three-year total shareholder return. In accordance with SEC rules, the amounts shown above reflect the grant date fair value of the stock awards computed in accordance with ASC Topic 718 which, in the case of the 2019 PRSUs with vesting based on three-year total shareholder return, was determined using the Monte Carlo simulation method. Assumptions used in the calculation of these amounts are included in Note 15 to our audited financial statements for the fiscal year ended December 31, 2019. For 2019, the stock award amounts for Dr. Miller include a target award of 88,457 PRSUs that was made to Dr. Miller in October 2018 in connection with Dr. Miller's promotion to CEO. This target award, ultimately valued in the amount of $1,874,404, was approved by the Compensation Committee in 2018 but was subject to an approval of an increase in the Company's 2010 Stock Incentive Plan's individual annual grant limit at the

  2019 Annual Meeting of Stockholders. This approval was given by the Company's stockholders on May 3, 2019. For 2019, the amounts shown in the table above relate to the following stock awards:

Restricted Stock Awards

Grant Date	Grant Date Fair Value	Name	Number of Shares

03/14/2019(a)	$14.46	W. Miller	60,000
03/14/2019		S. Maheshwari	34,000
03/14/2019		J. Kiernan	7,800

03/14/2019(b)	$10.87	W. Miller	40,000
03/14/2019		S. Maheshwari	22,666
03/14/2019		J. Kiernan	5,200
03/14/2019		J. Peeler	83,333

05/03/2019(c)	$21.19	W. Miller	88,457

(a)
Reflects PRSU awards that are subject to the achievement of designated performance criteria, based on three-year total shareholder return. These PRSU awards are valued based upon the Monte Carlo simulation method.

(b)
Reflects time-based restricted stock awards, with vesting to occur as follows: (i) for Dr. Miller and Messrs. Maheshwari and Peeler, one quarter per year on each of the first, second, third and fourth anniversaries of the grant date, and (ii) for Mr. Kiernan, in twenty percent (20%) increments at specified times over a four-year period following the grant date.

(c)
Reflects a target award of 88,457 PRSUs made to Dr. Miller in October 2018 in connection with Dr. Miller's promotion to CEO. This target award, the vesting of which is subject to the achievement of designated performance criteria based on three-year total shareholder return, was approved by the Compensation Committee in 2018 but was subject to an approval of an increase in the Company's 2010 Stock Incentive Plan's individual annual grant limit at the 2019 Annual Meeting of Stockholders. This approval was given by the Company's stockholders on May 3, 2019. This award is valued based upon the Monte Carlo simulation method.
(2)
Reflects cash bonuses earned under the Company's Management Bonus Plan. Bonuses listed for a particular year represent amounts earned with respect to such year even though all or part of such amounts may have been paid during the following year. As discussed in the Compensation Discussion and Analysis section above, the Compensation Committee determined in 2019 that no 2019 bonuses would be earned or paid.

(3)
As detailed in the table below, all Other Compensation for 2019 consists of car allowance, 401(k) matching contributions, premiums for group term life insurance, and relocation/housing allowances (for which tax gross ups are not provided).

Name	Car Allowance ($)	401(k) Matching Contribution ($)	Premium for Group Term Life Insurance ($)	Relocation / Housing Allowance ($)	Total Other Compensation ($)

W. Miller	8,400	8,400	1,242	—	18,042

S. Maheshwari	8,400	8,400	810	—	17,610

J. Kiernan	8,400	8,400	2,322	—	19,222	(a)

J. Peeler	—	8,400	5,276	—	13,676

(a)
For Mr. Kiernan, the amount includes a $100 Wellness Incentive payment made under the Company's health benefit plans.

Grants of Plan-Based Awards

        The following table sets forth certain information concerning grants to each NEO during 2019 of shares of restricted stock and restricted stock units made under the Company's 2019 Stock Incentive Plan (the "2019 Plan"). In 2019, no stock options were awarded to the NEOs. The restricted stock and restricted stock unit awards made to the NEOs in 2019 are included in the Stock Awards column of the Summary Compensation Table. The following table also reflects annual cash incentive opportunities for the NEOs that were set by the Compensation Committee in the first quarter of 2019. As discussed in the Compensation Discussion and Analysis above, no cash bonuses were paid to the NEOs for 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock	All Other Option			Grant Date

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)(3)	Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Market Price on Date of Grant ($/Sh)	Fair Value of Stock and Option Awards ($)

W. Miller	02/06/2019	197,340	632,500	1,265,000
	03/14/2019				30,000	60,000	120,000	40,000				1,302,400
	05/03/2019				44,229	88,457	176,914					1,874,404

S. Maheshwari	02/06/2019	140,400	450,000	900,000
	03/14/2019				17,000	34,000	68,000	22,666				738,019

J. Kiernan	02/06/2019	49,569	158,875	317,750
	03/14/2019				3,900	7,800	15,600	5,200				169,312

J. Peeler	02/06/2019	234,000	375,000	750,000
	03/14/2019							83,333				905,830

(1)
Reflects the annual cash incentive opportunities approved by the Compensation Committee in the first quarter of 2019. The Compensation Committee subsequently determined that no cash bonuses were earned in 2019.

(2)
The equity incentive plan awards include PRSUs granted on March 14, 2019 to Dr. Miller and Messrs. Maheshwari and Kiernan, with vesting based on three-year total shareholder return. Also reflected is a target award of 88,457 PRSUs made to Dr. Miller in October 2018 in connection with Dr. Miller's promotion to CEO. This target award, the vesting of which is likewise based on three-year total shareholder return, was approved by the Compensation Committee in 2018 but was subject to an approval of an increase in the Company's 2010 Stock Incentive Plan's individual annual grant limit at the 2019 Annual Meeting of Stockholders. This approval was given by the Company's stockholders on May 3, 2019. With respect to both (i) the PRSUs granted on March 14, 2019, and (ii) the target award made to Dr. Miller in October 2018 (collectively, the "TSR Awards"), if threshold performance is achieved the TSR Awards are earned at 50% of target. If maximum performance is achieved, the TSR Awards are earned at 200% of target. Performance outcomes will be determined following the conclusion of the respective performance period. Each of the awards is subject to 100% forfeiture if threshold performance is not achieved. In addition, the PRSUs granted on March 14, 2019 included the following additional terms: (i) a negative TSR cap that limits awards to the target amount if the Company's TSR is negative, notwithstanding that the Company may be above the 50th percentile of the comparison group, and (2) a maximum award cap that limits the overall dollar value of the earned award to six times the grant value, based on the compound effects of the award payout and the then current stock price.

(3)
Reflects time-based restricted stock awards that vest over four years.

Outstanding Equity Awards at Fiscal Year End

        The following table provides certain information as of December 31, 2019 concerning unexercised options and stock awards that had been granted but had not yet vested as of such date for each of the NEOs. The value of stock awards shown below is based upon the fair market value of the Company's common stock on December 31, 2019, which was $14.69 per share.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

W. Miller	41,000		34.13	06/10/2020	103,051	1,513,819	315,063	4,628,276
	12,900		51.70	06/08/2021
	35,000		33.00	05/24/2022
	16,000		30.47	12/12/2023
	12,410		32.67	06/11/2021

S. Maheshwari	54,000		33.32	06/01/2024	60,597	890,170	152,267	2,236,803

J. Kiernan	11,734		34.13	06/10/2020	11,423	167,804	21,877	321,374
	7,000		51.70	06/08/2021
	18,500		33.00	05/24/2022
	8,000		30.47	12/12/2023
	4,620		32.67	06/11/2021

J. Peeler	84,400		34.13	06/10/2020	116,983	1,718,480	83,818	1,231,286
	31,700		51.70	06/08/2021
	80,000		33.00	05/24/2022
	60,330		30.47	12/12/2023
	26,180		32.67	06/11/2021

(1)
Reflects awards of restricted stock with time-based vesting and PRSUs which were not vested as of December 31, 2019. These awards are scheduled to vest as follows (PRSU amounts assume target achievement):

(a)
Awards made on June 12, 2014 to Dr. Miller and to Messrs. Kiernan and Peeler included a combination of time-based restricted stock awards (which had fully vested as of December 31, 2019) and PRSU awards. As of December 31, 2019, the unvested PRSU award amounts were as follows: for Dr. Miller, 1,214 shares; for Mr. Kiernan, 453 shares; and for Mr. Peeler, 2,563 shares.

(b)
Awards made on June 12, 2015 to all NEOs included a combination of time-based restricted stock awards (which had fully vested as of December 31, 2019) and PRSU awards. As of December 31, 2019, the unvested PRSU award amounts were as follows: for Dr. Miller, 6,425 shares; for Mr. Maheshwari, 6,010 shares; for Mr. Kiernan, 1,700 shares; and for Mr. Peeler, 13,310 shares.

(c)
Awards made on June 14, 2016 to all NEOs included time-based restricted stock awards that are scheduled to vest one quarter per year on each of the first, second, third and fourth anniversaries of the grant date. The total restricted stock award amounts were as follows: for Dr. Miller, 21,420 shares; for Mr. Maheshwari, 20,040 shares; for Mr. Kiernan, 6,220 shares; and for Mr. Peeler, 35,930 shares. Additional shares were granted in the form of PRSU awards. As of December 31, 2019, the unvested PRSU award amounts were as follows: for Dr. Miller, 11,150 shares; for Mr. Maheshwari, 10,430 shares; for Mr. Kiernan, 3,240 shares; and for Mr. Peeler, 18,700 shares.

  (d)
  Awards made on December 14, 2016 to Dr. Miller and to Messrs. Maheshwari and Peeler included time-based restricted stock awards that are scheduled to vest one quarter per year on each of the first, second, third and fourth anniversaries of the grant date. The total restricted stock award amounts were as follows: for Dr. Miller, 3,362 shares; for Mr. Maheshwari, 2,521 shares; and for Mr. Peeler, 5,883 shares. Additional shares were granted in the form of PRSU awards. As of December 31, 2019, the unvested PRSU award amounts were as follows: for Dr. Miller, 3,499 shares; for Mr. Maheshwari, 2,624 shares; and for Mr. Peeler, 6,123 shares.

  (e)
  Awards made on June 16, 2017 to all NEOs included time-based restricted stock awards that are scheduled to vest one quarter per year on each of the first, second, third and fourth anniversaries of the grant date. The total restricted stock award amounts were as follows: for Dr. Miller, 14,340 shares; for Mr. Maheshwari, 10,130 shares; for Mr. Kiernan, 3,380 shares; and for Mr. Peeler, 16,620 shares. Additional shares were granted in the form of PRSU awards. As of December 31, 2019, the unvested PRSU award amounts were as follows: for Dr. Miller, 14,930 shares; for Mr. Maheshwari, 10,540 shares; for Mr. Kiernan, 3,520 shares; and for Mr. Peeler, 17,300 shares.

  (f)
  Awards made on March 14, 2018 to all NEOs included time-based restricted stock awards that are scheduled to vest in twenty percent (20%) increments at specified times over a four-year period following the grant date. The total restricted stock award amounts were as follows: for Dr. Miller, 21,832 shares; for Mr. Maheshwari, 14,886 shares; for Mr. Kiernan, 4,962 shares; and for Mr. Peeler, 24,810 shares. Additional shares were granted in the form of PRSU awards. As of December 31, 2019, the unvested PRSU award amounts were as follows: for Dr. Miller, 22,724 shares; for Mr. Maheshwari, 15,493 shares; for Mr. Kiernan, 5,164 shares; and for Mr. Peeler, 25,822 shares.

  (g)
  Awards made on October 1, 2018 to Dr. Miller and to Mr. Maheshwari included time-based restricted stock awards that are scheduled to vest one quarter per year on each of the first, second, third and fourth anniversaries of the grant date. The total restricted stock award amounts were as follows: for Dr. Miller, 48,780 shares, and for Mr. Maheshwari, 24,390 shares. Additional shares were granted in the form of PRSU awards. As of December 31, 2019, the unvested PRSU award amounts were as follows: for Dr. Miller, 195,121 shares; and for Mr. Maheshwari, 73,170 shares. The unvested PRSU award amount for Dr. Miller includes a target award of 88,457 PRSU shares which was approved by the Compensation Committee in 2018 but was subject to an approval of an increase in the Company's 2010 Stock Incentive Plan's individual annual grant limit at the 2019 Annual Meeting of Stockholders. This approval was given by the Company's stockholders on May 3, 2019, and all 88,457 PRSU shares were unvested as of December 31, 2019.

  (h)
  Awards made on March 14, 2019 to all NEOs included time-based restricted stock awards that are scheduled to vest as follows: (i) for Dr. Miller and Messrs. Maheshwari and Peeler, one quarter per year on each of the first, second, third and fourth anniversaries of the grant date, and (ii) for Mr. Kiernan, in twenty percent (20%) increments at specified times over a four-year period following the grant date. The total restricted stock award amounts were as follows: for Dr. Miller, 40,000 shares; for Mr. Maheshwari, 22,666 shares; for Mr. Kiernan, 5,200 shares; and for Mr. Peeler, 83,333 shares. Additional shares were granted to Dr. Miller and to Messrs. Maheshwari and Kiernan in the form of PRSU awards. As of December 31, 2019, the unvested PRSU award amounts were as follows: for Dr. Miller, 60,000 shares; for Mr. Maheshwari, 34,000 shares; and for Mr. Kiernan, 7,800 shares.

        In all cases, the vesting of stock options and restricted stock is subject to the recipient's continued employment (except in the case of Mr. Peeler, the Company's non-executive Chairman; see "Peeler Agreement" under Potential Payments Upon Termination or Change in Control below for further details). The grant dates for the awards shown above which were not vested as of December 31, 2019 are as follows:

	Option Awards			Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Number of Shares That Have Not Vested (#)(1)	Restricted Stock Grant Date

W. Miller				1,214	06/12/2014
				6,425	06/12/2015
				12,159	01/04/2016
				16,505	06/14/2016
				4,340	12/14/2016
				22,100	06/16/2017
				35,824	03/14/2018
				143,249	10/01/2018
				100,000	03/14/2019
				88,457	05/03/2019

S. Maheshwari				6,010	06/12/2015
				15,440	06/14/2016
				3,255	12/14/2016
				15,605	06/16/2017
				24,425	03/14/2018
				91,463	10/01/2018
				56,666	03/14/2019

J. Kiernan				453	06/12/2014
				1,700	06/12/2015
				4,795	06/14/2016
				5,210	06/16/2017
				8,142	03/14/2018
				13,000	03/14/2019

J. Peeler				2,563	06/12/2014
				13,310	06/12/2015
				27,683	06/14/2016
				7,594	12/14/2016
				25,610	06/16/2017
				40,708	03/14/2018
				83,333	03/14/2019

(1)
Includes awards of both restricted stock with time-based vesting and PRSUs.

Options Exercises and Stock Vested During 2019

        The following table sets forth certain information concerning the exercise of stock options and the vesting of shares of restricted stock during 2019 for each of the NEOs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

W. Miller	—	—	65,580	711,370

S. Maheshwari	—	—	38,866	453,632

J. Kiernan	—	—	11,024	127,505

J. Peeler	—	—	63,408	737,894

(1)
Includes the following shares of stock surrendered to the Company and/or sold to satisfy tax withholding obligations due upon the exercise of options and/or the vesting of restricted stock:

Name	Number of Shares Withheld and/or Sold for Tax Withholding (#)

W. Miller	31,402

S. Maheshwari	13,861

J. Kiernan	5,002

J. Peeler	30,168

Equity Compensation Plan Information

        The following table sets forth information regarding our common stock that may be issued under our equity compensation plans as of December 31, 2019.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (A)	Weighted average exercise price of outstanding options, warrants, and rights(1) (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (C)

Equity compensation plans approved by security holders	1,971,069	$34.87	4,581,713

Equity compensation plans not approved by security holders	9,483	$37.70	—

Total	1,980,552		4,581,713

(1)
The calculation of the weighted average exercise price includes only stock options and does not include the outstanding restricted stock units which do not have an exercise price.

        The Company maintains the 2019 Stock Incentive Plan (the "2019 Plan") to provide for equity awards to employees, directors and consultants. In the past, the Company had maintained certain other stock option plans, including plans not approved by the Company's security holders. No awards are available for future grant under such plans, although past awards under these plans may still be outstanding. A brief description of the plans follows.

Plans Approved by Security Holders

        The 2019 Plan originated as the "2010 Stock Incentive Plan" and was approved by the Board of Directors and by the Company's stockholders in May 2010. This Plan, which was subsequently amended with Board and stockholder approval in 2013, 2016 and in 2019 (at which time the Plan was renamed the 2019 Stock Incentive Plan), provides for the issuance of up to 13,300,000 shares of common stock pursuant to stock options, restricted stock, restricted stock units, stock appreciation rights, and dividend equivalent rights (collectively, the "awards"). As of December 31, 2019, 1,116,759 option shares, 1,398,609 restricted stock awards, 154,107 restricted stock units, and 700,203 performance share units were outstanding under the 2019 Plan. The term of any award granted under the 2019 Plan shall be the term stated in the award agreement, provided, however, that the term of awards may not be longer than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award and any deferral program the administrator of the 2019 Plan may establish in its discretion.

        During 2016, the Company's Board of Directors and stockholders approved the 2016 Employee Stock Purchase Plan, which was subsequently amended with Board and stockholder approval in 2019 (the "ESPP Plan"). The Company is authorized to issue up to 1,500,000 shares under the 2016 ESPP Plan. Under the ESPP Plan, substantially all employees in the U.S. may purchase the Company's common stock through payroll deductions at a price equal to 85 percent of the lower of the fair market value of the Company's common stock at the beginning or end of each six-month Offer Period, as defined in the ESPP Plan, and subject to certain limits. The Company issued 395,941 shares in 2019 under the ESPP Plan.

Plans Not Approved by Security Holders

        In connection with the Company's acquisition of Synos Technology, Inc. on October 1, 2013, the Board of Directors granted equity awards to 52 former Synos employees. The equity awards were granted under the Company's 2013 Inducement Stock Incentive Plan (the "Inducement Plan"), which the Board of Directors adopted to facilitate the granting of equity awards as an inducement to these employees to commence employment with Veeco. The Company issued 124,500 stock option shares and 87,000 restricted stock units under the Inducement Plan. Stock options under the Inducement Plan vest over a three-year period and have a 10-year term, and restricted stock units under this plan vest over a two or four-year period. On December 31, 2013, the Inducement Plan was merged into the 2019 Plan and is considered an inactive plan with no further shares available for grant. As of December 31, 2019, there were 2,000 option shares and no restricted stock units outstanding under the Inducement Plan.

        In connection with the Company's acquisition of Ultratech, Inc. in 2017, the Company assumed certain restricted stock units (the "Assumed RSUs") available and outstanding under the Ultratech, Inc. 1993 Stock Option/Stock Issuance Plan, as amended (the "Ultratech Plan"). The Assumed RSUs remain subject to the terms set forth in the award agreement governing the award and the Ultratech Plan, except that (i) the Assumed RSUs relate to shares of Veeco common stock and (ii) the number of restricted stock units was adjusted pursuant to the Agreement and Plan of Merger dated February 2, 2017 to reflect the difference in the value of a share of Veeco common stock and a share of Ultratech common stock prior to the closing. The Assumed RSUs were converted into 338,144 restricted stock units of Veeco, and generally vest over 50 months. After the closing of the acquisition of Ultratech and notwithstanding any other provisions of the Ultratech Plan, no further grants will be made under the Ultratech Plan, and the Company is solely maintaining the Ultratech Plan with respect to the Assumed RSUs. As of December 31, 2019, there were 7,483 Assumed RSUs outstanding under the Ultratech Plan.

Potential Payments Upon Termination or Change in Control

        The Company has entered into an employment or letter agreement with each of the NEOs. These agreements provide for the payment of severance and certain other benefits to the executive in the event: (i) the executive's employment is terminated by Veeco without "cause"; (ii) the executive resigns for "good reason"; or (iii) in the case of Mr. Peeler, in the event of death or disability. "Cause" is defined in the employment and letter agreements as specified instances of serious misconduct, and "good reason" is defined as follows, as applicable for each of the NEOs:

"Good Reason" Includes

Name	A significant reduction in base salary (except for a reduction program affecting similarly situated employees)	A significant reduction in the total benefits available under incentives or other benefit plans (except for a reduction program affecting similarly situated employees)	A relocation of principal place of work by more than 50 miles	A diminution in position, title, responsibilities, authority or reporting responsibilities, or involuntarily ceasing to be a member of the Board

W. Miller	X	X	X	X

S. Maheshwari(a)	X	X	X

J. Kiernan	X

J. Peeler(b)	X	X	X	X

(a)
As addressed under "Maheshwari Agreement" below, Mr. Maheshwari's employment with Veeco concluded on March 16, 2020.

(b)
Mr. Peeler's employment with Veeco concluded on October 1, 2019, at which time he became the non-executive Chairman of the Veeco Board of Directors.

        The nature and extent of the benefits payable in the event of qualifying termination vary from executive to executive and are described below. Payment of these severance and other benefits is conditioned on the Company's receipt of a general release of claims satisfactory to the Company. If the termination is for "cause" or by the executive without "good reason," the severance obligations do not apply. These agreements contain provisions intended to ensure that payments under the agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended. Such provisions may have the effect of delaying or accelerating certain payments under the agreements. The description of the employment agreements and letter agreements contained herein is a summary only. Reference is made to the full text of these agreements which have been filed previously with the SEC.

        Miller Agreement.    In connection with his appointment as CEO, the Company entered into a letter agreement with Dr. Miller dated August 29, 2018. Under the agreement, in the event of a specified termination as described above, Dr. Miller will be entitled to severance in an amount equal to 24 months of base salary and he will be entitled to a payment equal to his target bonus for the year of termination, pro-rated for the period of his service during such year. In addition, upon any such termination: (i) any outstanding equity shall vest immediately except for PRSU awards, which shall vest after first being earned; and (ii) Dr. Miller will have 24 months (or until the end of the original term of the options, if earlier) to exercise options to purchase Veeco common stock which are or become vested and are held by Dr. Miller at the time of such termination. In addition, if Dr. Miller elects to continue healthcare coverage under COBRA, his contributions for a period of up to 18 months will be at the same Company-subsidized rates which Dr. Miller would have paid had his employment not been terminated.

        Maheshwari Agreement.    On December 11, 2019, Mr. Maheshwari notified Veeco of his intention to resign from the Company, in conjunction with Veeco's general efforts to reduce cost and de-layer the organization and to move back to the west coast with his family. To facilitate a smooth transition, Mr. Maheshwari agreed to remain with the Company until his successor was named and to be available to assist with the completion of Veeco's year-end audit and the filing of Veeco's 2019 Annual Report to Stockholders. In exchange for agreeing to stay for this transition period, it was agreed that Mr. Maheshwari would be eligible to receive the non-change-in-control separation benefits described in a letter agreement between him and Veeco dated April 8, 2014, as amended August 29, 2018 and March 22, 2019. Mr. Maheshwari successfully completed the transition period and terminated his employment with Veeco effective March 16, 2020. Mr. Maheshwari is entitled to a separation benefit in the amount of $500,000 (equal to 12 months of base salary).

        Kiernan Agreement.    The Company entered into a letter agreement with Mr. Kiernan dated January 21, 2004, and amendments thereto dated June 9, 2006, December 29, 2008 and January 1, 2020. Under the agreement, in the event of a specified termination as described above, Mr. Kiernan will be entitled to severance in an amount equal to 18 months of base salary. In addition, upon any such termination, Mr. Kiernan will have 12 months to exercise stock options held by him at such time (or until the end of the original term of the options, if earlier) and the vesting of any shares of restricted stock or restricted stock units held by Mr. Kiernan at such time will be accelerated and all restrictions with regard thereto shall lapse. If such termination occurs within 12 months of a change of control, the vesting of any options which are held by Mr. Kiernan at the time of such termination will be accelerated.

        Peeler Agreement.    On March 2, 2020, the Board and Mr. Peeler mutually agreed that Mr. Peeler will resign his position as Chairman and Director of the Board, effective as of the conclusion of the Company's Annual Meeting of Stockholders to be held on May 7, 2020. According to the terms of Mr. Peeler's employment agreement with the Company dated July 1, 2007 (as revised by amendments dated June 12, 2008, December 31, 2008, June 11, 2010, April 25, 2012, July 24, 2013, June 12, 2014, June 12, 2017 and September 4, 2018), upon such resignation any restricted stock units held by Mr. Peeler will be accelerated and restrictions with regard thereto shall lapse (but not to include performance-based restricted stock units, which shall continue to be subject to the Company's meeting applicable performance conditions). In addition, if Mr. Peeler elects to continue healthcare coverage under COBRA, the Company will reimburse Mr. Peeler for his COBRA premiums (including coverage for his immediate family members) for a period of 18 months after his resignation date.

        Change in Control Policy.    Veeco adopted a Senior Executive Change in Control Policy (the "CIC Policy") in 2008, which was amended and restated as of January 1, 2014. The CIC Policy provides certain severance and other benefits to designated senior executives in the event of a change in control of Veeco. The CIC Policy was implemented to ensure that the executives to whom the CIC Policy applies remain available to discharge their duties in light of a proposed or actual transaction involving a change in control that, if consummated, might result in a loss of such executive's position with the Company or the surviving entity. The CIC Policy was not adopted or amended with any particular change in control in mind. The CIC Policy applies to designated senior executives of Veeco ("Eligible Employees"), including Dr. Miller and Mr. Kiernan. Benefits under the CIC Policy are intended to supplement, but not duplicate, benefits to which the covered executive may be entitled under the employment and letter agreements described above. The description of the CIC Policy herein is a summary only. Reference is made to the full text of the CIC Policy which has been filed previously with the SEC. The principal terms of the CIC Policy are:

  (a)
  Upon the consummation of a change in control (as defined in the CIC Policy), any outstanding stock options then held by the Eligible Employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee's employment and (y) the expiration of the original term of such options.

  (b)
  If an Eligible Employee's employment shall be terminated by the Company without Cause (as defined in the CIC Policy), or by the Eligible Employee for Good Reason (as defined in the CIC Policy), during the period commencing three months prior to, and ending 18 months following, a Change in Control:

  (i)
  The Company shall pay to the Eligible Employee in a lump sum an amount equal to the sum of (A) his or her then current annual base salary and (B) the target bonus payable to the Eligible Employee pursuant to the Company's performance-based compensation bonus plan with respect to the fiscal year ending immediately prior to the date of termination, multiplied by 2, in the case of Dr. Miller, and 1.5, in the case of Mr. Kiernan;

  (ii)
  The vesting of equity awards granted after January 1, 2014 will be accelerated and any outstanding stock options then held by the employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee's employment and (y) the expiration of the original term of such options;

  (iii)
  The Company shall continue to provide the Eligible Employee with all health and welfare benefits which he or she was participating in or receiving as of the date of termination until the 18-month anniversary of the date of termination; and

  (iv)
  The Company shall pay to the Eligible Employee a pro-rated amount of the Eligible Employee's bonus for the fiscal year in which the date of termination occurs.

        Payment of the benefits described above is conditioned on the executive's release of claims against the Company and on non-competition and non-solicitation provisions applicable during the 18-month period following termination of executive's employment.

        The following table shows the estimated, incremental amounts that would have been payable to the NEOs upon the occurrence of the indicated event, had the applicable event occurred on December 31, 2019 (with the exception of Mr. Maheshwari, whose employment with Veeco concluded on March 16, 2020). These amounts would be incremental to the compensation and benefit entitlements described above that are not contingent upon a termination or change in control. The amounts attributable to the accelerated vesting of stock options, restricted shares and restricted stock units are based upon the fair market value of the Company's common stock on December 31, 2019, which was $14.69 per share. The actual compensation and benefits the executive would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of the

Company's common stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

			Stock Options

Name	Event	Salary & Other Continuing Payments ($)(1)	Accelerated Vesting of Stock Options ($)	Extension of Post- Termination Exercise Period ($)(2)	Accelerated Vesting of Stock Awards ($)(3)	Total ($)

W. Miller	Termination without Cause or resignation for Good Reason	1,500,441	0	0	1,513,819	3,014,260

	Termination without Cause or resignation for Good Reason following a Change of Control(4)	1,991,691	0	0	6,142,095	8,133,786

J. Kiernan	Termination without Cause or resignation for Good Reason	476,625	0	0	489,178	965,803

	Termination without Cause or resignation for Good Reason following a Change of Control(4)	658,479	0	0	489,178	1,147,657

J. Peeler	Termination without Cause or resignation for Good Reason or upon Death or Disability(5)	744,247	0	0	1,718,480	2,462,727

(1)
Reflects salary continuation benefits and, where provided under the applicable employment agreement or the CIC Policy, pro-rated bonus and COBRA subsidy. Pro-rated bonus amounts assume 6 months of bonus at 100% of target performance.

(2)
Reflects the increase in value of the spread, or in-the-money value, as of the end of the extended exercise period provided under the applicable agreement, as compared to the value of the spread at December 31, 2019, of options to purchase Veeco common stock which were vested as of, or which would vest upon the occurrence of, the specified event, where provided under the applicable employment agreement or the CIC Policy, and assuming that the price of Veeco common stock appreciates at a rate of 5% per annum (without compounding) from the closing price on December 31, 2019, which was $14.69 per share. Does not include the value of out-of-the-money options. Please refer to the Outstanding Equity Awards at Fiscal Year End table above for a listing of vested and unvested stock options held by the NEO as of December 31, 2019.

(3)
Reflects the value, as of December 31, 2019, of unvested stock awards (restricted stock and restricted stock units) which would vest upon the specified event where provided under the applicable employment agreement or the CIC Policy. Assumes performance at 100% of target for any performance-based awards. Please refer to the Outstanding Equity Awards at Fiscal Year End table above for a listing of unvested stock awards held by the NEO as of December 31, 2019.

(4)
As used in the CIC Policy, "Change in Control" is defined to mean the case where:

(i)
any person or group acquires more than 50% of the total fair market value or total voting power of the stock of the Company;

(ii)
any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(iii)
a majority of the members of Veeco's Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of Veeco's Board prior to the date of the appointment or election; or

(iv)
any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) substantially all of the assets of the Company immediately prior to such acquisition or acquisitions. However, no Change in Control shall be deemed to occur under this subsection (iv) as a result of a transfer to:

(A)
A stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)
An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)
A person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)
An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) above.

For equity awards granted after January 1, 2014, assumes termination occurs during the period commencing three months prior to, and ending 18 months following, the Change in Control.

(5)
The agreement for Mr. Peeler does not distinguish between Change of Control and non-Change of Control scenarios.

Pay Ratio

        We are providing the following information about the relationship of the total annual compensation of our employees and the total annual compensation of Dr. Miller, our CEO, as required. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

        For 2019, our last completed fiscal year:

  •
  The median of the total annual compensation of all employees (other than the CEO) was $110,725.

  •
  The total annual compensation of the median employee was $108,027.

  •
  The total annual compensation of our CEO, as reported in the Summary Compensation Table above, was $3,769,846.

        Based on this information, for 2019 the ratio of the total annual compensation of our CEO to the total annual compensation of the median employee was 34.9 to 1.

        The methodology and the material assumptions, adjustments, and estimates that we used to identify the median of the total annual compensation of all our employees, as well as to determine the total annual compensation of the "median employee," were as follows:

  1.
  We determined that as of October 1, 2019, our employee population consisted of approximately 974 individuals working at Veeco and its subsidiaries. 714 of these individuals (approximately 73%) are located in the United States, and 968 are full-time (or full-time equivalent) employees, with the remainder employed on a part-time (less than 30 hours per week) basis.

  2.
  To identify the "median employee" from our employee population, we considered the annual base salary paid to our employees as of October 1, 2019, as reflected in our payroll records, together with the target amounts of any bonuses for 2019 and the grant date fair market value of equity awards granted in 2019 to arrive at a consistently applied compensation measure. In making this determination, we annualized the compensation of all permanent employees included in the sample who were hired in 2019 but did not work for us or our subsidiaries for the entire fiscal year.

  3.
  Using this methodology, we determined that the "median employee" was a full-time, salaried employee located in our Somerset, New Jersey office, with aggregate salary for the year ending December 31, 2019 and target bonus for 2019 in the aggregate amount of $110,725.

  4.
  With respect to the total annual compensation of the "median employee," we identified and calculated the elements of such employee's compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in total annual compensation of $108,027.

  5.
  With respect to the total annual compensation of our CEO, we used the amount reported in the "Total" column of the Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report on Form 10-K for the year ended December 31, 2019.

AUDIT MATTERS

Audit Committee Report

        The Audit Committee is responsible for providing independent, objective oversight of the Company's auditing, accounting, financial reporting process, its system of internal controls, and legal and ethical compliance on behalf of the Board of Directors. The Audit Committee operates under a charter adopted by the Board, a copy of which is available on Veeco's website (www.veeco.com). Management has primary responsibility for the financial statements and the reporting process including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the quarterly financial statements for 2019 with management, including the specific disclosures in the section entitled "Management Discussion and Analysis of Financial Condition and Results of Operations." The review with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgment as to the quality, and not just the acceptability, of the Company's accounting principles and any such other matters as are required to be discussed with the Audit Committee by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard 1301 ("AS 1301"), Communications with Audit Committees, and PCAOB Auditing Standard No. 2201, An Audit of Internal Control Over Financial Reporting That is Integrated With an Audit of Financial Statements. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by applicable PCAOB requirements regarding the independent accountant's communications with the Audit Committee, and (ii) the matters required to be discussed by the applicable requirements of the PCAOB. The Audit Committee, having considered the compatibility of non-audit services with the auditors' independence, satisfied itself as to the independence of the independent registered public accounting firm.

        During 2019, management evaluated the Company's system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company's internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company's 2019 Annual Report on Form 10-K, as well as the Reports of Independent Registered Public Accounting Firm (included in the 2019 Annual Report on Form 10-K). These reports relate to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal controls over financial reporting. The Audit Committee continues to oversee the Company's efforts related to its internal control over financial reporting and managements' preparations for the evaluations in 2020.

        The Audit Committee discussed the overall scope and plans for their respective audits with the Company's internal auditors and independent registered public accounting firm. The Audit Committee meets with the internal auditors and independent registered public accounting firm with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal control over financial reporting, and the overall quality of the Company's financial reporting. The Audit Committee held five meetings during 2019.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the 2019 Annual Report on Form 10-K for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent registered public accounting firm.

Kathleen A. Bayless (Chair)
Keith D. Jackson
Peter J. Simone

Independent Auditor Fees and Other Matters

        Based on the recommendation of the Audit Committee, the Board of Directors has appointed KPMG LLP ("KPMG"), an independent registered public accounting firm, to examine the financial statements of Veeco for the year ending December 31, 2020.

        The table below sets forth the aggregate amount of fees (including out of pocket expenses) billed for professional services rendered by KPMG to the Company and its subsidiaries for the calendar years 2019 and 2018.

	For the Year Ended December 31, 2019 (in thousands)	For the Year Ended December 31, 2018 (in thousands)

Audit Fees(1)	$2,029	$2,245

Audit-related Fees	20	—

Tax Fees(2)	180	213

Total	$2,229	$2,458

(1)
Reflects charges for the audits of annual financial statements and internal control over financial reporting, review of quarterly financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Reflects the aggregate fees billed for professional services rendered for worldwide tax compliance, tax advice and tax planning.

        The Audit Committee considered and determined that the provision of the services provided by KPMG as set forth herein did not compromise, and is compatible with maintaining, KPMG's independence.

        The Audit Committee annually evaluates the performance of the Company's independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the current accounting firm or consider other audit firms. Factors considered by the Audit Committee in deciding whether to retain KPMG include: (i) KPMG's global capabilities to handle the breadth and complexity of the Company's global operations; (ii) KPMG's technical expertise and knowledge of the Company's industry and global operations; (iii) the quality and candor of KPMG's communications with the Audit Committee and management; (iv) KPMG's independence; (v) the quality and efficiency of the services provided by KPMG, including input from management on KPMG's performance and how effectively KPMG demonstrated its independent judgment, objectivity and professional skepticism; and (vi) the appropriateness of KPMG's fees.

Pre-approval Policies and Procedures

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. The services include audit services, audit-related services, and tax services and may include, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman will report any decisions to the Audit Committee at its next scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, pre-approve particular services on a case-by-case basis.

        All of the KPMG fees for 2019 were pre-approved by the Audit Committee.

Certain Relationships and Related Transactions

        The Company's Audit Committee charter provides that the Audit Committee, or one or more of its members, has the authority and responsibility to review and, if appropriate, approve all proposed related party transactions. For purposes of the Audit Committee's review, a "related party transaction" is a transaction, arrangement or relationship between the Company and any Related Party (defined below) where the aggregate amount will or may be expected to exceed $120,000 and any Related Party had, has or will have a direct or indirect material interest (as such terms are used in Item 404 of Regulation S-K under the Exchange Act). A "Related Party" is: (i) any director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act) of the Company; (ii) any immediate family member of a director, nominee for director or executive officer of the Company; (iii) any person (including any "group" as such term is used in Section 13(d) of the Exchange Act) who is known to the Company as a beneficial owner of more than five percent of the Company's voting common stock (a "significant stockholder"); and (iv) any immediate family member of a significant stockholder.

        When reviewing a related party transaction, the Audit Committee will take into consideration all of the relevant facts and circumstances available to it, including (if applicable) but not limited to:

  •
  the material terms and conditions of the transaction or transactions;

  •
  the Related Party's relationship to the Company;

  •
  the Related Party's interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction;

  •
  the approximate dollar value of the transaction;

  •
  the availability from other sources of comparable products or services; and

  •
  an assessment of whether the transaction is on terms that are comparable to the terms available to the Company from an unrelated third party.

        During 2019, the Company did not engage in any related party transactions.

 VOTING PROPOSALS

PROPOSAL 1: ELECTION OF DIRECTORS

        Veeco's Certificate of Incorporation provides for a Board of Directors elected by the stockholders which is divided into three classes of Directors serving staggered terms. The Board of Directors is currently comprised of nine members. Mr. Peeler will resign his position as Chairman and Director of the Board effective as of the conclusion of the Annual Meeting of Stockholders to be held on May 7, 2020. The Class II Directors are up for election in 2020.

        Based on the recommendation of the Governance Committee, the Board of Directors has nominated the following Directors for election to the classes noted below:

Name	Nominated for Election to:	For a Term Expiring at the Annual Meeting of Stockholders in:

Kathleen A. Bayless	Class II	2023

Gordon Hunter	Class II	2023

Peter J. Simone	Class II	2023

        The following Directors will continue in their current positions for the term specified:

Name	Continuing in:	Term Expires at the Annual Meeting of Stockholders in:

Richard A. D'Amore	Class III	2021
Keith D. Jackson	Class III	2021
Mary Jane Raymond	Class III	2021

William J. Miller, Ph.D.	Class I	2022
Thomas St. Dennis	Class I	2022

        The Company does not anticipate that the nominees for Director will be unable to serve, but if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons to fill the vacancy created thereby as the remaining members of the Board of Directors may recommend.

        The Board of Directors recommends a vote "FOR" the approval of the Director nominees named above.

Members of the Board

        The Directors of Veeco, including their ages, the year they joined the Board, and their committee memberships as of March 10, 2020, are as follows:

		Director		Committee Membership

Name	Age	since	Independent(1)	AC	CC	GC

Kathleen A. Bayless	63	2016	Yes	C/FE

Richard A. D'Amore	66	1990	Yes (Lead Independent Director)(2)		M

Gordon Hunter	68	2010	Yes		C	M

Keith D. Jackson	64	2012	Yes	M/FE		C

William J. Miller, Ph.D.	51	2018	No

John R. Peeler	65	2007	No

Mary Jane Raymond	59	2019	Yes

Peter J. Simone	72	2004	Yes	M/FE		M

Thomas St. Dennis	66	2016	Yes		M

(1)
Independence determined based on NASDAQ rules.

(2)
Mr. D'Amore, who the Board has determined to be independent, will be appointed to serve as Chairman of the Board effective as of the conclusion of the Company's Annual Meeting of Stockholders to be held on May 7, 2020.

AC—Audit Committee CC—Compensation Committee GC—Governance Committee	C—Chairperson M—Member FE—Audit Committee financial expert (as determined based on SEC rules)

        Kathleen A. Bayless, currently retired, was Senior Vice President, CFO and Treasurer of Synaptics Incorporated, a leader in human interface technology, including touch, display and biometric semiconductor products used in the mobile, PC and automotive industries, from 2009 to 2015. Before Synaptics, Ms. Bayless spent 13 years at Komag Incorporated, a leading supplier of thin-film disks to the hard disk drive industry, where she served as Executive Vice President, Secretary and CFO. Prior to joining Komag, Ms. Bayless served 15 years with the public accounting firm of Ernst & Young.

        Ms. Bayless has significant experience in the semiconductor industry and related fields, which has resulted in a broad understanding of the operational, financial and strategic issues facing companies operating in our space. Ms. Bayless has extensive management experience and is well versed on the various challenges and opportunities in our marketplace, offering a unique and valued perspective to the Board.

        Richard A. D'Amore has been a General Partner of North Bridge Venture Partners, an early-stage venture capital and growth equity firm, since its inception in 1994. From 1982 until starting North Bridge, Mr. D'Amore served in various roles at Hambro International Equity Partners. Previously, Mr. D'Amore worked as a consultant at Bain and Company and as a certified public accountant with Arthur Young and Company. Mr. D'Amore also serves on the board of Everbridge, Inc. and Pomona Investment Fund.

        Mr. D'Amore brings a strong business background to Veeco, having worked in the venture capital field for over 30 years. Mr. D'Amore has substantial experience in overseeing the management of diverse organizations, having served as a board member on other public and private company boards. Mr. D'Amore has a broad understanding of the operational, financial and strategic issues facing public companies. He has served on our Board for over 29 years and through that service has developed extensive knowledge of our business.

        Gordon Hunter has been Chairman of Littelfuse Inc., a global electronics company and provider of circuit protection products and solutions, since 2005. Mr. Hunter was Executive Chairman of Littelfuse from January 2017 to December 2017, President and CEO of Littelfuse from 2005 to January 2017, and COO of Littelfuse from 2003 to 2005. Mr. Hunter has been a director of Littelfuse since June 2002. Prior to joining Littelfuse, Mr. Hunter was Vice President of Intel Communications Group and General Manager of Intel's Optical Products Group. At Intel, Mr. Hunter was responsible for Intel's access and optical communications business segments within the Intel Communications Group. Prior to joining Intel in February 2002, he served as President of Elo TouchSystems, a subsidiary of Raychem Corporation. Mr. Hunter also served in a variety of positions during a 20 year career at Raychem Corporation, including Vice President of Commercial Electronics and a variety of sales, marketing, engineering and management positions. In addition to Littelfuse, Mr. Hunter also serves on the boards of CTS Corporation and Shure Incorporated.

        Mr. Hunter has substantial leadership and management experience, having served as the Chairman, President and CEO of Littelfuse and in various leadership roles at a number of other companies. He has a strong background and valuable experience in the technology industry, gained from his tenure at Littelfuse, Intel and Raychem. Mr. Hunter brings to the Board a broad understanding of the operational, financial and strategic issues facing public and private companies as a result of his service on other public and private boards.

        Keith D. Jackson has been President, CEO and a director of ON Semiconductor Corporation since November 2002. Mr. Jackson has over 40 years of semiconductor industry experience. Before joining ON Semiconductor, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups beginning in 1998 and, more recently, was head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the board of directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986. Mr. Jackson has served on the board of directors of the Semiconductor Industry Association ("SIA") since 2008, and was appointed as the 2020 SIA Chairman and the 2019 SIA Vice Chairman.

        Mr. Jackson has extensive international experience in product development, manufacturing, marketing and sales. Mr. Jackson is uniquely qualified to bring strategic insight and industry knowledge to the Board, having served in numerous management positions in our industry. In addition, Mr. Jackson brings to the Board his perspective as a director of other corporate boards.

        William J. Miller, Ph.D. has been CEO of Veeco and a Director since October 2018. Prior thereto, he served as President of Veeco beginning in January 2016, overseeing all of Veeco's global business units. Dr. Miller was named Executive Vice President, Process Equipment in December 2011, and was Executive Vice President, Compound Semiconductor from July 2010 until December 2011. Dr. Miller was Senior Vice President and General Manager of Veeco's MOCVD business from January 2009 to July 2010, and Vice President, General Manager of Veeco's Data Storage equipment business from January 2006 to January 2009. He has held leadership positions of increasing responsibility in both the engineering and operations organizations since he joined Veeco in November 2002. Prior to joining Veeco, Dr. Miller held engineering and operations leadership positions at Advanced Energy Industries, Inc.

        As our CEO and a senior executive officer with over 17 years of service with Veeco, Dr. Miller brings to the Board significant senior leadership, manufacturing and operations, industry, technical, and global experience, as well as a unique perspective of our company. As CEO, Dr. Miller is directly responsible for Veeco's strategy and operations, including the development of Veeco's business model and identifying emerging technologies, and plays a critical role in developing top talent at Veeco.

        John R. Peeler has been Chairman of Veeco since May 2012 (Executive Chairman from October 2018 to October 2019). Mr. Peeler served as CEO and a Director of Veeco beginning in July 2007. Before coming to Veeco, Mr. Peeler was Executive Vice President of JDSU and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU's merger with Acterna, Inc. in August 2005. Before joining JDSU, Mr. Peeler served as President and CEO of Acterna. Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and COO, and President and CEO of TTC, a communications test equipment company. Mr. Peeler also serves on the board of IPG Photonics Corporation.

        Mr. Peeler has substantial industry and management experience, having served in senior management positions for over 30 years and as our CEO for 11 years. He has experience in managing diversified global companies and has a broad understanding of the challenges and opportunities facing public companies.

        Mary Jane Raymond has served as CFO of II-VI Incorporated, a leader in engineered materials and optoelectronic components, since joining in March 2014. Before II-VI, Ms. Raymond served as CFO for Hudson Global, a professional recruitment and talent management firm, from December 2005 to September 2013. Ms. Raymond worked for Dun and Bradstreet from April 2002 to December 2005, first as Corporate Controller and then as Chief Risk Officer. Prior thereto, Ms. Raymond worked for Lucent Technologies, a multinational telecommunications equipment company, from June 1997 to April 2002, and for Cummins Engine Company, a manufacturer of engines, filtration, and power generation products, from July 1988 to June 1997, in each case in positions of increasing responsibility.

        Ms. Raymond possesses significant financial, risk management and leadership skills, and brings to the Board considerable strategic, business development, mergers and acquisitions and financial experience relating to the ever-changing issues facing global technology corporations. As a result of her service as a senior executive of leading international corporations and her comprehensive understanding of complex business matters, Ms. Raymond is uniquely qualified to make significant contributions as a member of our Board.

        Peter J. Simone is a retired executive who currently serves as an independent consultant to several private companies and the investment community. From June 2001 to December 2002, Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company which was acquired by Novellus Systems, Inc. From August 2000 to February 2001, Mr. Simone was President and a director of, and from January 2000 to August 2000 was a consultant to, Active Control eXperts, Inc., a supplier of precision motion control and smart structures technology. From April 1997 to January 2000, Mr. Simone served as President, CEO and a director of Xionics Document Technologies, Inc. Prior thereto, Mr. Simone spent 17 years with GCA Corporation, a manufacturer of semiconductor photolithography capital equipment, where he held various management positions, including President and director. During the past five years, Mr. Simone served as a director of Newport Corporation and Monotype Imaging, Inc.

        Mr. Simone has held numerous executive positions in the technology and semiconductor industries. Mr. Simone has also worked in the consulting field, advising private companies and the investment community. Mr. Simone has served on a number of public and private boards and his experiences have resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies. He brings significant financial and operational management, as well as financial reporting, experience to the Board.

        Thomas St. Dennis is the Chairman of FormFactor, Inc., a leading provider of semiconductor wafer test technologies and expertise. Mr. St. Dennis served as FormFactor's Chairman and CEO from September 2010 to December 2014, and as FormFactor's Executive Chairman from January 2015 to February 2016. Mr. St. Dennis held various positions at Applied Materials, Inc., a semiconductor equipment manufacturer, from 1992 to 1999 and again from 2005 to 2009. His most recent role at Applied Materials was Senior Vice President and General Manager of the Silicon Systems Group. From 1999 to 2003, Mr. St. Dennis was President and CEO of Wind River Systems, Inc., a provider of embedded system software, and from 2003 to 2005, Mr. St. Dennis was Executive Vice President of Sales and Marketing at Novellus Systems, Inc., a supplier of deposition, thermal processing and surface preparation equipment. In addition to serving on the Board of FormFactor, Mr. St. Dennis serves on the Board of Axcelis Technologies, Inc., a provider of equipment and services to the semiconductor manufacturing industry. Additionally, during the past five years, he served as a director of Mattson Technology, Inc., a supplier of dry strip and rapid thermal processing equipment.

        Mr. St. Dennis brings to the Board extensive experience in the semiconductor industry and international business, skills which make him an effective advisor to the Board, especially in matters involving strategic and marketing issues. Mr. St. Dennis has served on public and private boards, both domestic and international, which has resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies. Mr. St. Dennis' knowledge of our industry and his extensive management experience are important aspects of his service on the Board.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules.

        As described in detail in the "Compensation Discussion and Analysis" section above, our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate objectives and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis section for additional details about our executive compensation programs, including information about the fiscal year 2019 compensation of our named executive officers.

        We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and the other related tables and disclosures."

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in the proxy statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

        The Board of Directors recommends a vote "FOR" the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF KPMG

        Stockholders are being asked to ratify the appointment of KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for 2020. Although the Audit Committee has the sole authority to appoint the Company's independent registered public accounting firm, as a matter of good corporate governance, the Board submits its selection to our stockholders for ratification. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will contemplate whether to reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be in the Company's and the stockholders' best interests. KPMG has been the Company's independent registered public accounting firm since March 2015.

        Our Audit Committee meets periodically with KPMG to review both audit and non-audit services performed by KPMG, as well as the fees charged for those services. Among other things, the Audit Committee examines the effect that the performance of non-audit services, if any, may have upon the independence of the independent registered public accounting firm. All professional services provided by KPMG, including non-audit services, if any, are subject to pre-approval by the Audit Committee in accordance with applicable securities laws, rules and regulations. For more information, see "Audit Matters" above.

        Representatives of KPMG will be present at the Annual Meeting and may make a statement if they so desire. They will also be available to respond to appropriate questions.

        Approval of Proposal No. 3 will require the affirmative vote of a majority of the shares present or represented and voting on the proposal at the Annual Meeting. Each proxy received by the stockholders will be voted "FOR" the ratification of the appointment of KPMG, unless the stockholder provides other instructions.

        The Board of Directors recommends a vote "FOR" the ratification of the appointment of KPMG as the Company's independent registered public accounting firm for the year ending December 31, 2020.

 VOTING AND MEETING INFORMATION

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

        In accordance with the "notice and access" rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our 2019 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials ("Notice"), which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The proxy materials will be available on the internet starting on March 18, 2020, as described in the Notice. The Notice also instructs you as to how you may access and submit your proxy card. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Who is entitled to vote?

        You may vote if our records show that you owned shares of Veeco common stock on March 10, 2020, the record date for the meeting. At such time, 49,020,310 shares of Veeco common stock were both issued and outstanding. You are entitled to one vote for each share that you own.

How can I vote if I own shares directly?

        If your shares are registered directly in your name with our transfer agent, then you are considered the stockholder of record with respect to those shares and these proxy materials are being made available directly to you. Stockholders of record may vote by (1) marking, signing, dating and mailing each proxy card in the envelope provided or (2) attending the meeting and voting in person. If you desire to vote in person, you must come to the meeting or execute a proxy designating a representative to vote for you at the meeting, which will be held at 333 South Service Road, Plainview, New York 11803 at 8:30 a.m. (Eastern Time) on Thursday, May 7, 2020. For security reasons, please be prepared to show photo identification. Please note that if your Veeco shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity in order to vote your shares at the meeting. If you have any questions, please call our Investor Relations department at 1-516-677-0200.

How can I vote if my shares are held through a brokerage, bank or similar organization?

        If your shares are held in "street name" (that is, they are held in the name of a broker, bank or similar organization), you are considered the beneficial holder of such shares and these proxy materials are being made available to you by such organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares in your account. If you hold your shares through a broker and you do not give instructions to the record holder on how to vote, the record holder will be entitled to vote your shares in its discretion on certain matters considered "routine." The New York Stock Exchange ("NYSE") will determine whether the proposals presented at the Annual Meeting are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote in its discretion on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A "broker non-vote" occurs when the broker is unable to vote on a proposal because the proposal is not routine and the street name owner does not provide any voting instructions. Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted. Under the rules of the

NYSE, your broker does not have the discretion to vote your shares on non-routine matters such as Proposals 1 and 2. However, your broker does have discretion to vote your shares on routine matters such as Proposal 3. If you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the stockholder of record.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your Veeco shares will be voted "FOR" the election of the nominees for director, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers, and "FOR" the ratification of the selection of KPMG LLP as Veeco's independent registered public accounting firm for the fiscal year ending December 31, 2020. If any other matter is properly presented at the meeting or any adjournment or postponement thereof, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

How do I revoke or change my vote?

        If you are a stockholder of record, you may revoke or change your vote by:

  (1)
  notifying Veeco's transfer agent, American Stock Transfer and Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219, in writing at any time before the meeting;

  (2)
  submitting a later-dated proxy at any time before the meeting;

  (3)
  voting again by telephone or internet at a later time before the meeting; or

  (4)
  voting in person at the meeting.

        The latest-dated, timely and properly completed proxy that you submit before the meeting will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.

        If your shares are held in street name, consult the voting instructions provided by the organization holding your shares or contact such organization for instructions on how to revoke or change your vote.

What is a "quorum"?

        There must be a quorum for the meeting to be held. A "quorum" will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting or represented by proxy. If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting. In addition, shares represented by proxies designated as broker non-votes will be counted for purposes of determining a quorum.

        Abstentions:    Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. Abstentions and withheld votes are counted as shares present and entitled to be voted.

        Broker Non-Votes:    Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal.

How many votes are needed to approve each proposal?

Proposal:	Vote Required:	Broker Discretionary Voting Allowed?

Proposal 1—Election of Three Directors	Majority of the Shares Cast for Each Director Nominee	No

Proposal 2—Advisory Vote on Executive Compensation	Majority of the Votes Cast	No

Proposal 3—Ratification of Auditors for Fiscal Year 2020	Majority of the Votes Cast	Yes

        With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN.

        With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except the specific nominees from whom you WITHHOLD your vote. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors shall be included in calculating the total votes cast with respect to the director or directors indicated. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors.

        If you abstain from voting on Proposals 1, 2 or 3, the abstention will not have an effect on the outcome of the vote.

How will voting on any other business be conducted?

        Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting or any adjournment or postponement thereof, your signed proxy or vote instruction card gives authority to William J. Miller, Ph.D., Veeco's CEO, and John P. Kiernan, Veeco's CFO, to vote on such matters at their discretion.

Who will count the vote?

        Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

How can I find out the results of the voting at the Annual Meeting?

        Voting results will be announced at the Annual Meeting and are expected to be posted shortly after the Annual Meeting on our website at www.veeco.com. Voting results will also be reported in a Current Report on Form 8-K, which is expected to be filed with the SEC within four business days after the Annual Meeting.

What does it mean if I get more than one Notice?

        If your shares are registered in more than one name or in more than one account, you may receive more than one Notice. Please complete and return a proxy or vote instruction card for each Notice you receive to ensure that all of your shares are voted.

I have Veeco shares that are held in street name, as do others in my household. We received only one copy of the proxy materials. How can I obtain additional copies of these materials?

        In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called "householding." Under this practice, stockholders who have the same address and last name and who request printed copies of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

        If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investorrelations@veeco.com with "Request for Proxy Materials" in the subject line and provide your name, address and the control number that appears in the box on the Stockholders Meeting Notice; or (3) call our Investor Relations department at 1-516-677-0200.

When are stockholder proposals for the 2021 Annual Meeting due?

        In accordance with Rule 14a-8 of the Exchange Act, stockholders who wish to present proposals for inclusion in the proxy materials prepared by the Company in connection with the 2021 Annual Meeting must submit their proposals so that they are received by the Corporate Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803 by November 18, 2020. Any such proposal must comply with the requirements of our Fifth Amended and Restated Bylaws, as amended ("Bylaws"), and Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

        Generally, timely notice of any director nomination or other proposal that any stockholder intends to present at the 2021 Annual Meeting, but does not intend to have included in the proxy materials prepared by the Company in connection with the 2021 Annual Meeting, must be delivered in writing to the Corporate Secretary at the address above not less than 90 days nor more than 120 days before the first anniversary of the prior year's meeting. However, if we hold the 2021 Annual Meeting on a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice no later than 10 days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly. In addition, the stockholder's notice must set forth the information required by our Bylaws with respect to each stockholder making the proposal and each proposal that such stockholder intends to present at the 2021 Annual Meeting.

        For more information, including the information required to be included in a stockholder proposal, please refer to our Bylaws, filed as Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on February 10, 2016.

Can a stockholder nominate someone to be a director of Veeco?

        As a stockholder, you may recommend any person as a nominee for director of Veeco for consideration by the Governance Committee by submitting the name and supporting information in writing to the Governance Committee of the Board of Directors, c/o Corporate Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, New York 11803. The deadlines for submitting stockholder nominations of directors are the same as those set forth above with respect to the submission of stockholder proposals. In addition, the recommending stockholder must submit a written recommendation that sets forth the information required by our Bylaws with respect to the recommending stockholder and such stockholder's nominee, including the following:

  •
  The candidate's name, age, address, principal occupation or employment, the number of shares of common stock such candidate beneficially owns, a brief description of any direct or indirect relationships with the Company, and the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

  •
  An agreement by the recommending stockholder to indemnify the Company for any loss arising from false or misleading information that is submitted in connection with the nomination;

  •
  A signed consent of the nominee to cooperate with reasonable background checks, requests for information and personal interviews, to be named in the proxy statement as a nominee and to serve as a director, if elected; and

  •
  A description of all relationships or arrangements between the recommending stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, as well as a list of all other companies that the stockholder has recommended the candidate to for election as a director in that year.

How can stockholders communicate with Veeco's Directors?

        Stockholders may address communications (other than sales or employment-related communications) to one or more members of the Board by letter addressed to Corporate Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, New York 11803. The Corporate Secretary will forward copies of all letters (other than sales or employment-related communications) to each Board member to whom they are addressed.

How much will this proxy solicitation cost?

        MacKenzie Partners, Inc. was hired by Veeco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $13,000, plus reimbursement of out-of-pocket expenses. The expense of soliciting proxies will be borne by Veeco. In addition, Veeco may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. MacKenzie Partners may contact stockholders by mail, telephone, fax and personal interviews. Veeco has agreed to indemnify MacKenzie against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws. Some personal solicitations also may be made by directors, officers and employees of Veeco without special compensation, other than reimbursement for expenses.

Who is soliciting my vote?

        Your vote is being solicited by the Board of Directors of Veeco, on behalf of the Company.

ANNUAL MEETING OF STOCKHOLDERS OF VEECO INSTRUMENTS INC. May 7, 2020 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2020: The Notice, Proxy Statement and Annual Report to Stockholders are available at www.veeco.com. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20333000000000001000 5 050720 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020 Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. ELECTION OF DIRECTORS: NOMINEES: FOR ALL NOMINEESO Kathleen A. Bayless Class II director O Gordon HunterClass II director WITHHOLD AUTHORITYO Peter J. SimoneClass II director FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION 3. RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3. MARK X HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of StockholderDate:

- 0 VEECO INSTRUMENTS INC. Proxy for Annual Meeting of Stockholders on May 7, 2020 Solicited on Behalf of the Board of Directors The undersigned hereby appoints William J. Miller, Ph.D. and John P. Kiernan, or either of them, each with full power of substitution and re-substitution, proxies to vote at the Annual Meeting of Stockholders of Veeco Instruments Inc. to be held on May 7, 2020 at 8:30 a.m. (ET) at 333 South Service Road, Plainview, New York 11803 and at all adjournments or postponements thereof, all shares of common stock of Veeco Instruments Inc. which the undersigned is entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting or any adjournment or postponement thereof. (Continued and to be signed on the reverse side) 14475 1.1